Exhibit 10.1

MASTER LICENSE AGREEMENT

BETWEEN

FRANKLIN COVEY CO.

AND

FRANKLIN COVEY PRODUCTS, LLC

MADE EFFECTIVE AS OF

JULY 5, 2008, 11:59 P.M. MOUNTAIN DAYLIGHT TIME

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Exhibit A	Licensed Trademarks
Exhibit B	Assigned Trademarks
Exhibit C	Licensed Copyrights
Exhibit D	Licensed Products
Exhibit E	Licensed Channels
Exhibit F	Licensed Territory
Exhibit G	Existing Distribution Agreements
Exhibit H	Product Guidelines
Exhibit I	Branding Guidelines
Exhibit J	List of Qualified Entities
Exhibit K	Schedule of Specialty Products
Exhibit L	International Licensees of Licensor
Exhibit M	International Licensees of Licensee
Exhibit N	Existing Agreements to Distribute Content-Rich Media
Exhibit O	Internet Search Terms
Exhibit P	Search Terms Use Guidelines
Exhibit Q	Database Use Guidelines
Exhibit R	Existing Content-Rich Media
Exhibit S	Disclosures to Section 10.1
Exhibit T	Standard Spread
Exhibit U	Agreements Exempt from Section 2.23

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MASTER LICENSE AGREEMENT

This MASTER LICENSE AGREEMENT (this “Agreement”) between Franklin Covey Products, LLC, a Utah limited liability company (“Licensee”), and Franklin Covey Co., a Utah corporation (“Licensor”), dated July 7, 2008, is made effective as of July 5, 2008, 11:59 P.M. Mountain Daylight Time.

Recitals

WHEREAS, Licensor and Licensee are parties to a Master Asset Purchase Agreement dated as of May 22, 2008, as amended (the “Asset Purchase Agreement”), a Supply Agreement dated effective as of July 5, 2008, 11:59 P.M., Mountain Daylight Time (the “Supply Agreement”), a Master Shared Services Agreement dated effective as of July 5, 2008, 11:59 P.M., Mountain Daylight Time (the “Shared Services Agreement”), the Lease Agreement between Franklin Development Corporation and Licensee (the “Lease Agreement”) and the Sub-sublease Agreement between Licensor and Licensee (the “Sub-sublease Agreement”) (collectively the “Ancillary Agreements”);

WHEREAS, Licensee wishes to license from Licensor the right to use the Licensed Trademarks and the Licensed Copyrights (together and as defined below, the “Licensed Materials”) in connection with certain of Licensee’s activities, and Licensor has agreed to license to Licensee the Licensed Materials for such purpose, subject to the terms and conditions hereof.

WHEREAS, Licensor wishes to license back from Licensee the right to use the Assigned Trademarks in connection with certain of Licensor’s activities, and Licensee has agreed to license to Licensor the Assigned Trademarks for such purpose, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions.  All capitalized terms used in this Agreement have the meanings set forth below, unless the context clearly indicates otherwise.

“Affiliate” means, when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, has control of the first Person, or of which the first Person has control, or which is under common control with the first Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Recitals.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Assigned Software” has the meaning set forth in Section 2.8.

“Assigned Trademarks” means the Trademarks listed on Exhibit B.

“Back of Room Sales” has the meaning set forth in Section 2.6.

“Boxed PlanPlus Software” has the meaning set forth in Section 2.8.

“Branding Guidelines” has the meaning set forth in Section 4.1.

“Business of Licensee” means the sales and service of and support functions for Licensed Products.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in the United States of America are open for business.

“Charter Flight” has the meaning set forth in Section 2.5.

“Commercial Loss” has the meaning set forth in Section 10.2.

“Competitor” means any Person that, directly or indirectly through Affiliates, is engaged in the marketing, distribution or sale of Training-Oriented Products or Training-Oriented Services.

“Confidential Information” has the meaning set forth in Section 11.1.

“Content-Rich Media” has the meaning set forth in Section 2.7.

“Corporate Gift Items” has the meaning set forth in Section 2.10.

“Current Version” has the meaning set forth in Section 2.8.

“Database Use Guidelines” means the provisions set forth on Exhibit Q.

“Discloser” has the meaning set forth in Section 11.1.

“Display” has the meaning set forth in Section 4.1.

“Domains” has the meaning set forth in Section 3.1.

“DYO Planner” has the meaning set forth in Section 2.3.

“DYO Website” means those Internet pages and related Software and hardware, regardless of the IP address or the branded name, through which an online customer may design and order a DYO Planner, provided that the term shall not apply if such website is no longer under the direct control and supervision of Licensee.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.  Depreciation expense generated in the production of inventory shall be included in inventory’s standard cost and the amortization of certain costs directly associated with the generation of revenue may be included in the EBITDA calculation (i.e. will lower EBITDA).

Examples of these costs include the depreciation of equipment specifically used for the production of inventory or the amortization of a prepaid author royalty.

“EDS” means Electronic Data Systems Corporation or any of its Affiliates.

“Education Planner” has the meaning set forth in Section 2.9.

“Effective Date” has the meaning set forth in Section 8.1.

“Execution-Related Materials” has the meaning set forth in Section 2.3.

“Existing Distribution Agreements” means the agreements listed on Exhibit G.

“Existing Licensor International Agreement” means an agreement between Licensor and an International Licensee of Licensor in effect as of the Effective Date in which such International Licensee of Licensor pays a royalty to Licensor in exchange for the right to sell Licensed Products bearing the Licensed Materials in any portion of the Licensed Territory.

“Existing Sublicensed Entity” means any Sublicensed Entity that became a Sublicensed Entity prior to the Effective Date, provided that such Sublicensed Entity shall be deemed a New Sublicensed Entity if Licensee renews or amends its agreement with the Existing Sublicensed Entity on substantially different terms.

“Excluded Countries” means Japan and South Korea.

“GAAP” means U.S. Generally Accepted Accounting Principles, as in effect from time to time.

“Global Cap Loss” has the meaning set forth in Section 10.2.

“Gross Profit Margin” means the difference between the price of the good sold and the cost of the good sold (which includes standard product cost, freight, credit card merchant discounts, royalties and amortization).

“Indemnified Party” has the meaning set forth in Section 9.3.

“Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills” has the meaning set forth in Section 2.4.

“Intellectual Property Rights” means (i) rights in patentable subject matter, whether or not the subject of an application, including continuation, divisional, continuation-in-part, and provisional patent applications and any patents issuing therefrom, including all reexaminations, reissues, and extensions thereof, and rights in respect of utility models or industrial designs, and invention disclosures or certificates of invention, (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (iii) rights in copyrightable subject matter, whether or not registered, including, without limitation, protectable designs, look and feel, web pages, and Software, (iv) trade secrets, including non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any copyrights or patents that may cover or protect any of the foregoing, (v) rights in Internet domain names, uniform resource locators, e-mail addresses, metadata, and metatags, and (vi) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise including moral rights and publicity rights.

“International Licensee” has the meaning set forth in Section 2.2.

“International Licensee of Licensee” has the meaning set forth in Section 2.2.

“International Licensee of Licensor” has the meaning set forth in Section 2.2

“Internet Search Terms” means the terms listed on Exhibit O.

“Lease Agreement” has the meaning set forth in the Recitals.

“Licensed Channels” means the Wholesale Channels and the Proprietary Consumer Channels.

“Licensed Copyrights” means the copyrights and copyrighted materials, whether registered or not, that are listed on Exhibit C.

“Licensed Materials” means the Licensed Trademarks and the Licensed Copyrights.

“Licensed Products” means products listed on Exhibit D.

“Licensed Territory” means those territories listed on Exhibit F.

“Licensed Trademarks” means those trademarks listed on Exhibit A.

“Licensee” has the meaning set forth in the Preamble.

“Licensee Change of Control” with respect to Licensee means (i) the acquisition of Licensee by a third party by means of any transaction or series of transactions (including, without limitation, any acquisition, recapitalization, conversion, reorganization, merger or consolidation) other than a transaction or series of related transactions in which the holders of the voting securities of Licensee outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of Licensee or such other surviving or resulting entity (or if Licensee or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, then by the outstanding voting securities of its parent); (ii) a sale or other disposition of all or substantially all of the assets of Licensee and its wholly owned subsidiaries that relate to the Business of Licensee by means of any transaction or series of related transactions, except where such sale or other disposition is to a wholly owned subsidiary of Licensee; (iii) any assignment of this

Agreement; or (iv) any of the foregoing transactions involving a Licensee Qualified Entity which is a sublicensee of Licensee’s rights under this Agreement.

“Licensee Field” means the design, development, manufacture, marketing, promotion, advertisement, distribution, lease and sale of Licensed Products in the Licensed Channels in the Licensed Territory.

“Licensee Party” has the meaning set forth in Section 10.2.

“Licensee Qualified Entity” has the meaning set forth in Section 2.11.

“Licensee Qualified Vendor” has the meaning set forth in Section 2.11.

“Licensee Software Modification” has the meaning set forth in Section 2.8.

“Licensee Website” has the meaning set forth in Section 3.1.

“Licensor” has the meaning set forth in the Preamble.

“Licensor Change of Control” with respect to Licensor means (i) the acquisition of Licensor by a third party by means of any transaction or series of transactions (including, without limitation, any acquisition, recapitalization, conversion, reorganization, stock purchase, merger or consolidation); (ii) a sale or other disposition of all or substantially all of the assets of Licensor; (iii) any of the foregoing transactions involving a wholly owned subsidiary of Licensor if such entity is a permitted assignee of this Agreement or (iv) any of the foregoing transactions involving the parent corporation of Licensor.

“Licensor Party” has the meaning set forth in Section 10.2.

“Licensor Qualified Entity” has the meaning set forth in Section 2.11.

“Licensor Qualified Vendor” has the meaning set forth in Section 2.11.

“Licensor Software Modification” has the meaning set forth in Section 2.8.

“Licensor Website” has the meaning set forth in Section 3.1.

“Licensor’s Knowledge” means the actual knowledge, after diligent and customary inquiry, of Robert A. Whitman, Sarah E. Merz, Stephen D. Young, Robert Sumbot, Jeff Anderson and Michael Connelly.

“Link” has the meaning set forth in Section 3.1.

“Material Breach” means (i) a breach of this Agreement that has a material adverse effect on the non-breaching party’s material Intellectual Property Rights, the goodwill associated therewith, or the ability to enforce any of its rights therein, and that has a material adverse effect on the non-breaching party, (ii) a material breach of Sections 2.22 or 2.23, (iii) a failure by a party timely to pay the other party amounts that are owed and undisputed under this Agreement or any Ancillary Agreement, individually or in the aggregate, in excess of $100,000, (iv) the release of any new product or marketing material, other than New

Products or New Campaign Materials released in compliance with all of the terms and conditions of Article V, that has a material adverse effect on the Business of Licensee or on the business of Licensor as a result of Licensee’s involvement with any Prohibited Party or in any Prohibited Activity, or (v) a pattern of non-trivial breaches of this Agreement that (A) occur after a Licensee Change of Control transaction, (B) individually do not constitute Material Breaches, (C) are not disputed in good faith and (D) are repeated after the non-breaching party has provided written notice in good faith that such breaches have occurred, provided that no such pattern shall exist for this purpose if there are fewer than two of such breaches by the same party in the trailing twelve (12)–month period.

“MFN Pricing” means the party purchasing the good shall receive a price no less favorable than the price available to other similarly situated purchasers for the same good at the time of the sale.

“Mobile PlanPlus Software” has the meaning set forth in Section 2.8.

“Software Modification” has the meaning set forth in Section 2.8.

“Modified Licensed Product” has the meaning set forth in Section 5.1.

“Motivational Artwork” has the meaning set forth in Section 2.10.

“Negotiation Period” has the meaning set forth in Section 7.3.

“New Branding Effort” has the meaning set forth in Section 4.2.

“New Campaign Materials” has the meaning set forth in Section 5.1.

“New Derivative Product” has the meaning set forth in Section 5.1.

“New Licensed Product” has the meaning set forth in Section 5.1.

“New Product” has the meaning set forth in Section 5.1.

“New Sublicensed Entity” means any Sublicensed Entity that becomes a Sublicensed Entity after the Effective Date.

“Notice of Alleged Infringement” has the meaning set forth in Section 2.18.

“Notice Period” has the meaning set forth in Section 7.3.

“Offer Notice” has the meaning set forth in Section 7.3.

“On-Site Training” has the meaning set forth in Section 2.5.

“Online PlanPlus Software” has the meaning set forth in Section 2.8.

“Option Fee” has the meaning set forth in Section 6.4.

“Ordinary Course of Business” means the ordinary course of the business in question consistent with past custom and practice.

“Organizational Client” means an organization that purchases products or services where the decision maker at the client makes the purchase decision on behalf of people who are employees or members of, or otherwise actively affiliated with, the organization.

“Partial Option Fee” has the meaning set forth in Section 6.4.

“Partial Royalty Buy-Out Option” has the meaning set forth in Section 6.4.

“Permitted Offeror” has the meaning set forth in Section 7.3.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a governmental entity.

“Planner” means any paper-based product (i) bearing Trademarks of Licensor and (ii) organized consecutively by date so that its user may organize, plan and schedule events and tasks, along with ancillary pages that serve a related purpose, including, by way of example, pages to organize addresses and phone numbers and pages to take notes at meetings.

“PlanPlus Software” has the meaning set forth in Section 2.8.

“Product Guidelines” has the meaning set forth in Section 4.1.

“Prohibited Activity” means (i) publishing or promoting indecent or pornographic materials, (ii) deriving a substantial portion of revenue from gaming activities or the promotion or sale of alcoholic beverages, tobacco products or firearms, (iii) having as a primary purpose the advocacy of a particular political or moral position or (iv) illegal activities.

“Prohibited Party” means any Person that, directly or indirectly through Affiliates, engages in a Prohibited Activity.

“Proprietary Consumer Channels” means the sales channels defined under such term in Exhibit E.

“Public Program” has the meaning set forth in Section 2.5.

“Public Program Cost Of Goods” means fifty percent (50%) of the listed retail price for a seat at such Public Program.

“Public Program Gross Margin” means fifty percent (50%) of the retail price that would have been charged for the seat that was converted to an On-Site Training had the conversion not occurred.

“Qualified Entity” has the meaning set forth in Section 2.10.

“Qualified Vendor” has the meaning set forth in Section 2.10.

“Quality Guidelines” has the meaning set forth in Section 4.1.

“Recipient” has the meaning set forth in Section 11.1.

“Relationship Manager” has the meaning set forth in Section 7.1.

“Reset EBITDA Threshold” has the meaning set it Section 6.1.

“Reset Ratio” has the meaning set forth in Section 6.1.

“Reset Royalties Minimum” has the meaning set forth in Section 6.1

“Royalties” has the meaning set forth in Section 6.1.

“Royalty Buy-Out Option” has the meaning set forth in Section 6.4.

“Search Terms Use Guidelines” means the provisions set forth on Exhibit P.

“SEC” means the U.S. Securities and Exchange Commission.

“Shared Services Agreement” has the meaning set forth in the Recitals.

“Software” means computer programs or data, whether in object code or source code, regardless of the media format of such Software, and all documentation relating thereto.

“Specialty Products” has the meaning set forth in Section 5.1.

“Standard Planner” has the meaning set forth in Section 2.3.

“Standard Spread” has the meaning set forth on Exhibit T.

“Strategic Relationship Committee” has the meaning set forth in Section 7.2.

“Sublicense Agreement” means a written agreement between Licensor or Licensee, on the one hand, and a permitted Sublicensed Entity under Section 2.11, on the other hand, whereby such Sublicensed Entity expressly agrees, at minimum, that: (i) the Licensed Materials or Assigned Trademarks, as applicable to the subject matter of the Sublicense Agreement, are the property of Licensor or Licensee, respectively, and are subject to this Agreement; (ii) the party that owns the assets that are the subject matter of the Sublicense Agreement shall retain all ownership of such assets and the Sublicensed Entity shall not assert ownership or any other right or interest in any of such assets; (iii) any and all goodwill associated with the Sublicensed Entity’s use of such assets shall inure to the benefit of the party that owns the assets; (iv) the Sublicense Agreement shall terminate immediately on termination of this Agreement for any reason; and (v) the party that owns the assets is an intended third-party beneficiary of the Sublicense Agreement.

“Sublicensed Entity” means a Qualified Entity, Qualified Vendor or International Licensee which has executed a Sublicense Agreement pursuant to Section 2.11 hereof.

“Substantial Distribution” has the meaning set forth in Section 2.8.

“Sub-sublease Agreement” has the meaning set forth in the Recitals.

“Supply Agreement” has the meaning set forth in the Recitals.

“Tailored Planner” has the meaning set forth in Section 2.3.

“Top-Level Logos” has the meaning set forth in Section 4.2.

“Trademark” means rights in trademarks, trade names, service marks, service names, design marks, logos, trade dress, or similar rights with respect to identification of origin, whether registered or unregistered, as well as rights in Internet domain names, uniform resource locators and e-mail addresses.

“Training-Oriented Product” has the meaning set forth in Section 2.4.

“Training-Oriented Service” has the meaning set forth in Section 2.4.

“Training Planner” has the meaning set forth in Section 2.3.

“Updates” has the meaning set forth in Section 4.2.

“Wholesale Channels” means the sales channels defined under such term in Exhibit E.

ARTICLE II.
LICENSE

2.1 License Grant to Licensee.  Subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive, worldwide, transferable (subject to Sections 7.3 and 12.1), sublicensable (subject to Section 2.11), royalty-bearing license, during the term set forth below, to use the Licensed Materials in connection with the design, development, manufacture, marketing, promotion, advertisement, distribution, lease and sale of Licensed Products, through the Licensed Channels, within the Licensed Territory.  In addition, subject to all of the terms and conditions of this Agreement, Licensor hereby grants to Licensee a license during the term set forth below to translate the Licensed Copyrights into foreign languages as necessary to sell Licensed Products into Licensed Channels.  As used in this Section 2.1, “exclusive” means that Licensor may not, after the Effective Date and during the term of this Agreement, grant to any third party a license to use, reproduce or display the Licensed Materials in the Licensee Field and that Licensor, subject to Section 2.22, may itself use the Licensed Materials for any purpose outside the Licensee Field.  The rights granted to Licensee herein are expressly subject to the provisions of the Existing Distributor Agreements.

2.2 Special Provisions:  International.  The rights granted to Licensee in Section 2.1, as those rights may apply in countries and territories other than the United States, are subject to the following restrictions, limitations and qualifications, in addition to any and all restrictions provided elsewhere in this Agreement.

(a) Definitions.

(i) “International Licensee” means any International Licensee of Licensee or International Licensee of Licensor.

(ii) “International Licensee of Licensee” means any third-party distributor, manufacturer, sales organization or similar service provider, other than a Competitor or Prohibited Party, that is located outside the United States and engaged by Licensee in the Ordinary Course of Business to design, manufacture, distribute and/or sell Licensed Products in the Licensee Field outside the United States or, subject to Article V, to create New Products or New Campaign Materials.  The International Licensees of Licensee as of the Effective Date are set forth on attached Exhibit M.  Exhibit M shall be amended to include the names of parties which become International Licensees of Licensee as permitted by Section 2.11.

(iii) “International Licensee of Licensor” means any third-party distributor, manufacturer, sales organization or similar service provider that is located outside the United States and engaged by Licensor in the Ordinary Course of Business to engage in business activities.  The International Licensees of Licensor as of the Effective Date are set forth on attached Exhibit L.  Exhibit L shall be amended to include the names of parties which become International Licensees of Licensor as permitted by Section 2.11.

(b) Licensee shall have no right of exclusivity in any country, territory or region in which Licensor, as of the Effective Date, has granted a non-exclusive license to an International Licensee of Licensor which gives such International Licensee the right to sell Licensed Products in the Licensed Channels.  Licensor shall pay to Licensee, according to the provisions of Section 2.24, the portion of royalties which Licensor receives under such Existing Licensor International Agreements that is directly attributable to the sale by International Licensees of Licensor of (i) Licensed Products bearing the Licensed Materials or (ii) Licensed Products that do not bear the Licensed Materials and were supplied to the International Licensee of Licensor by Licensee, but in both cases not including the sale of Licensed Products in connection with Training-Oriented Services or Training-Oriented Products and not including the sale of Content-Rich Media.  Licensor shall make diligent inquiries with International Licensees of Licensor to determine the amounts payable by such International Licensees under all Existing Licensor International Agreements, provided that Licensor shall not be obligated to conduct audits of such International Licensees for such purpose.

(c) Licensee acknowledges that Licensor has, as of the Effective Date, granted to certain International Licensees of Licensor a limited right to manufacture Licensed Products for distribution within such Licensee’s territory, including in some cases the right to manufacture Licensed Products for distribution in the Wholesale Channels.  Nothing in Section 2.1 shall be deemed to derogate from the rights already granted to such International Licensees of Licensor.  Subject to the foregoing limitations, Licensee shall have the exclusive right to manufacture Licensed Products for sale in the Licensed Channels outside of the United States other than the Excluded Countries, provided that (i) Licensor may freely grant to International Licensees of Licensor the right to manufacture Licensed Products (with the right to sublicense) for use in connection with Training-Oriented Services or Training-Oriented Products conducted within such International Licensee’s territory, and (ii) Licensor may permit the transfer or assignment of any existing manufacturing agreement between an International Licensee of Licensor and a vendor of such International Licensee if the transfer or assignment is made in connection with the International Licensee’s sale of its business and the Person acquiring the International Licensee’s business is not a Competitor or a competitor of Licensee.  Licensor shall use its best efforts to cause International Licensees of Licensor that have the right to manufacture Licensed Products for sales in the Licensed Channels to enter into new, separate agreements with Licensee for such manufacturing.

(d) After the Effective Date, Licensor shall not enter into any manufacturing agreement with any New Sublicensed Entity that permits the manufacture of Licensed Products for distribution in the Licensed Channels, provided the Licensor may renew any Existing Licensor International Agreement.  Licensee shall consult with Licensor with regard to any measures to enforce its rights under any new manufacturing agreements between Licensee and International Licensees of Licensor in order to reduce disruption to the relationship between Licensor and such International Licensees and shall terminate any such agreement only with Licensor’s prior written consent.

(e) If Licensor’s commitments relating to any Excluded Country are altered such that including such country in the Licensed Territory would not contravene any existing agreement of Licensor, then Licensee at its option may add such country to the Licensed Territory.  Licensor shall provide Licensee written notice of this option promptly after it becomes exercisable and may set a reasonable time period in which Licensee must give notice of its exercise of its right.

2.3 Special Provisions:  Planners.  The rights granted to Licensee in Section 2.1, as those rights relate to certain categories of Planners (other than Education Planners, which are addressed in Section 2.9 below), are subject to the following restrictions, limitations and qualifications.

(a) Definitions.

(i) “DYO Planner” means any Planner that is customized according to the specifications of a customer through the DYO Website, printed and shipped to an address specified by the customer, and not including training or Execution-Related Materials.

(ii) “Standard Planner” means a Planner in the general form available to the general public in retail channels as of the Effective Date and not including training or Execution-Related Materials.  For the avoidance of doubt, the content contained in Planners available to the general public in retail channels as of the Effective Date shall not be deemed “training or Execution-Related Materials.”

(iii) “Tailored Planner” means a Planner that has been customized according to the specifications of an Organizational Client or other organizational customer to contain logos, employee directory information, a listing of company holidays and any other information approved by Licensor not including training or Execution-Related Materials.

(iv) “Training Planner” means a Planner that has been customized according to the specifications of an Organizational Client or other organizational customer and that does contain training and/or Execution-Related Materials.  A Training Planner may also include logos, employee directory information, a listing of company holidays and other information supplied by the Organizational Client or other organizational customer.

(v) “Execution-Related Materials” means information included in a Planner that assists an individual in performing tasks required or recommended by an employer, client or similar entity.  As an example and without limitation, execution-related materials include information in a Planner for a retail manager that sets out steps to be followed in preparation for the peak retail selling season.

(b) Licensee shall have the exclusive right to design, market, manufacture and sell DYO Planners that use or incorporate the Licensed Materials worldwide, including the Excluded Countries.  Licensee shall not directly or indirectly facilitate the inclusion of any training or Execution-Related Materials into any DYO Planner.

(c) Licensee shall have the exclusive right to design, manufacture, market and sell Standard Planners in the Licensee Field.

(d) Licensee shall have a non-exclusive right to design, market and sell Tailored Planners in the Licensee Field.  Licensee shall not develop internally or contract externally with a dedicated sales force to promote exclusively or primarily the sale of Planners to Organizational Clients, provided that (i) personnel of Licensee’s bricks-and-mortar stores may make direct sales calls but shall at all times hold themselves out as representing Licensee and not Licensor, and (ii) Licensee may enter into distribution agreements substantially similar in purpose and scope to the Existing Distribution Agreements.

(e) Licensor may, directly or indirectly, design, market and sell Tailored Planners to any Organizational Client, subject to the manufacturing right of first offer provided in Section 2.3(g) and the limits on certain sales provided in Section 2.3(h).

(f) Without limiting Licensor’s other retained and reserved rights in any way, Licensor retains and reserves all rights to design, develop, market, promote, advertise, distribute, lease or sell Training Planners to Organizational Clients, subject to the manufacturing right of first offer provided in Section 2.3(g).

(g) Licensor grants to Licensee a right of first offer to manufacture any Tailored Planner or Training Planner sold by Licensor or its Affiliates, subject to the terms and conditions of the Supply Agreement.  The right of first offer shall be conditioned on Licensee’s ability to meet Licensor’s cost, quality and timeliness requirements.

(h) Licensor’s sales of Tailored Planners not used in connection with Training-Oriented Services or Training-Oriented Products shall be subject to the 1% sales cap provisions of Section 2.22.

2.4 Special Provisions:  Training-Oriented Products and Training-Oriented Services.  The rights granted to Licensee in Section 2.1, as those rights relate to Training-Oriented Products and Training-Oriented Services, are subject to the following restrictions, limitations and qualifications.

(a) Definitions.

(i) “Training-Oriented Product” means any good, product or thing in any tangible form (including Software) that is designed to teach individuals or organizations Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills.

(ii) “Training-Oriented Service” means any seminar, session, online course, webinar, consultation or similar interaction, whether or not for a fee, where the subject matter of such service relates to or includes Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills.

(iii) “Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills” means any and all organizational, management, leadership or personal effectiveness skills and the techniques and strategies for attaining such skills including, without limitation, executive coaching, management coaching, performance review, trust-building (in or out of an organizational setting), execution-related skills, personal time management, personal performance, personal goal-setting (including personal time-management, performance and goal setting in any academic or educational environment), family effectiveness, family organization, family goal-setting, family values, personal fitness, wellness and life balance, and any other form of training.

(b) Except as provided in Section 2.4(c) and in this Section 2.4(b), Licensee shall have no right to design or develop a New Product that is a Training-Oriented Product or that includes any Training-Oriented Service.  Licensee may design, develop, manufacture, market, promote and distribute products in print, electronic and online media for the limited purpose of permitting customers who purchase Licensed Products to use Licensed Products in a more efficient manner, provided Licensor gives its prior written approval.

(c) If Licensor sells or agrees to sell a certain Training-Oriented Product on a non-exclusive basis through websites that are part of the Wholesale Channels, Licensee shall have the right to sell the same Training-Oriented Product through Licensee’s Websites; and if Licensor sells or agrees to sell a certain Training-Oriented Product on a non-exclusive basis through bricks-and-mortar stores that are part of the Wholesale Channels, Licensee shall have the right to sell the same Training-Oriented Product through Licensee’s bricks-and-mortar stores that are part of the Proprietary Consumer Channel.  Licensor shall supply such products at MFN Pricing on a commercially reasonable delivery schedule.

(d) Licensee acknowledges that Licensor intends to make significant investments in the development of blogs, online communities and similar media as a method for the delivery of Training-Oriented Products and Training-Oriented Services.  Licensee acknowledges that blogs, online communities and similar media are useful tools for the promotion of Planners but that any such activity, to the extent that it includes Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills, are prohibited under this Section 2.4, provided that Licensee may continue to use the blogs and online communities in existence as of the Effective Date under the name “Get Organized.”  Licensor agrees that:

(i) Licensee may modify the existing blogs and online communities or create new forms of blogs and online communities pursuant to an annual plan prepared by Licensee and approved by Licensor, whose consent shall not be unreasonably withheld;

(ii) Licensee’s executives and employees shall be invited to participate in planning sessions for new products under development by Licensor involving blogs and online communities when Licensor determines, in good faith, that coordination of such an effort would be mutually beneficial, provided that neither Licensor nor Licensee shall have any obligation to participate in any such joint offering.

(e) Subject to any restrictions contained in any agreement between Licensee and its suppliers, the restrictions of this Section 2.4(e) and Section 2.22 and the terms and conditions of the Supply Agreement, Licensor shall have the right to purchase Licensed Products in any quantity from Licensee for use in connection with its Training-Oriented Services and Training-Oriented Products at Standard Spread; provided, however, that such Licensed Products are sold by Licensor as an implementation tool for the Training-Oriented Products and Training-Oriented Services and not as the principal purpose of the transaction.  Such sales of Licensed Products by Licensor are subject to the one percent (1%) sales cap provisions of Section 2.22.

2.5 Special Provisions:  Public Programs.  The rights granted to Licensee in Section 2.1 include the right to sell Public Programs, subject to the following restrictions, limitations and qualifications.

(a) Definitions.

(i) “Charter Flight” means a Public Program that is organized by Licensee, that utilizes curriculum in the form previously established and used by Licensor, and that is delivered by a consultant of Licensor.

(ii) “On-Site Training” means any training seminar that takes place at the premises of an Organizational Client or at premises chosen by the Organizational Client for the primary use of that organization’s employees, agents, consultants or personnel.

(iii) “Public Program” means a curriculum-based training seminar with open enrollment that individuals, groups and companies may attend (in person or virtually) for a fee, but the term does not include On-Site Training.

(b) Each fiscal year, Licensee may sell up to nine (9) Public Program seats per bricks-and-mortar store to any Organizational Client so long as such seats are sold only through direct sales efforts at bricks-and-mortar stores owned, leased or franchised by Licensee and operating under a name that is a Licensed Trademark.  Licensee shall sell each seat at a price not less than Licensor’s then-current list price subject to Licensor’s standard corporate discount structure for the relevant number of seats but not including preview pricing.  For purposes of this Section 2.5(b), “fiscal year” means the fiscal calendar as practiced by Licensor, and “preview pricing” means the discounted prices available on a limited basis to individuals for marketing purposes.  The following examples illustrate the calculation of limits in this Section 2.5(b).

(i) Example 1:  An employee of Company A, which is an Organizational Client, enters Store 1, a qualified Licensee store, and requests to purchase nine (9) seats to a Public Program.  On the same day, another employee from Company A enters Store  2, also a qualified Licensee store, and requests to purchase nine (9) seats to the same Public Program.  Licensee may sell all 18 seats.

(ii) Example 2:  Licensor is on a calendar fiscal year.  In February, an employee from Company A purchases nine (9) seats to a Public Program from Store 1.  In December, a different employee from Company A enters Store 1 and requests to purchase nine (9) seats to a different Public Program.  Licensee may not sell the second set of nine (9) seats.

(iii) Example 3:  Licensor is on a calendar fiscal year.  In December, an employee from Company A purchases nine (9) seats to a Public Program from Store 1 for the first time that year.  In the following January, an employee from Company A enters Store 1 and requests to purchase nine (9) seats to the same Public Program.  Licensee may sell all 18 seats.

(c) Notwithstanding anything in Section 2.5(b), Licensee shall have no right to sell seats to any Public Program that takes place outside the United States.

(d) Licensee shall use information obtained from Organizational Clients as a result of the sale of Public Programs only for the purpose of selling additional Public Program seats and only so long as seats are available for sale to such Organizational Client under the nine (9) seat cap set forth in Section 2.5(b).  Licensee shall promptly provide all relevant information obtained from such Organizational Clients to Licensor, unless such disclosure would violate state or federal laws.  All rights to such information not granted to Licensee shall vest in Licensor.  Without limiting the generality of the previous sentence, Licensor shall have the exclusive right to make direct sales calls on Organizational Clients that have attended or will attend a Public Program for the purpose of selling additional Training-Oriented Services or Training-Oriented Products.

(e) Other than a Charter Flight, Licensor retains all rights (i) to appoint any facilitator, consultant, coordinator or other group leader for any Public Program and (ii) to manage and control all administrative matters relating to enrollment in any Public Program.

(f) For each seat to a Public Program that it sells, Licensee shall pay Licensor the Public Program Cost Of Goods.  If Licensor in its sole discretion converts any Public Program into On-Site Training and cancels the sale of such seats to the Public Program, Licensor shall pay Licensee the Public Program Gross Margin per cancelled seat.

(g) Licensee may operate a Charter Flight if such Charter Flight is not within sixty (60) days of and not within sixty (60) miles of a Public Program scheduled by Licensor covering the same curriculum.  Licensee may designate a facilitator for any Charter Flight subject to the consent of Licensor, whose consent shall not be unreasonably withheld.  Licensee shall bear all risks relating to any Charter Flight, including all costs, and shall be entitled to retain all revenues therefrom.

(h) The parties agree to work together in good faith to identify additional marketing opportunities to promote and sell Public Programs.

2.6 Special Provisions:  Back of Room Sales.  The rights granted to Licensee in Section 2.1 include the right to conduct Back of Room Sales at Public Programs and at certain On-Site Trainings, subject to the following restrictions, limitations and qualifications.

(a) Definitions.

(i) “Back of Room Sales” means any sales operation conducted at a Public Program (other than a virtual Public Program) or On-Site Training where participants in the training event may purchase Licensed Products.

(b) Licensee shall have the right but not the obligation to operate Back of Room Sales at any Public Program (other than a virtual Public Program) and, if so requested by Licensor or the Organizational Client, at any On-Site Training.  Licensor shall consult with Licensee to set the time, location and merchandise selections for such Back of Room Sales.  Licensee, its employees, representatives and agents shall conduct any Back of Room Sales operation in a professional manner.

(c) If Licensee declines to provide the Back of Room Sales for any Public Program or On-Site Training, Licensor shall have the right (i) to manage such Back of Room Sale or to engage a third-party to do so and (ii) if inventory is available, to purchase any requested products from Licensee at Standard Spread.

(d) If Licensor outsources any Public Program to a third party, Licensor shall use its best efforts to require the sale of Licensed Products at any back-of-room sale conducted by such third party.  To the extent that Licensed Products are permitted or required at such outsourced event, Licensee shall have the right to supply such products at prices it sets in its own discretion.

(e) Licensee shall have the right to operate Back of Room Sales only in the United States and in countries, other than the Excluded Countries, which Licensor covers with a direct sales office.

2.7 Special Provisions:  Content-Rich Media.  The rights granted to Licensee in Section 2.1 include the right to sell Content-Rich Media, subject to the following restrictions, limitations and qualifications.

(a) Definitions.

(i) “Content-Rich Media” means content created, prepared, commissioned or licensed by Licensor and presented in books, audio books, videos, audiotapes, CDs, DVDs and similar media (other than Software), including each of the foregoing that is delivered in downloadable format, not including the 7 Habits Interactive product.

(b) Licensee shall have the right to sell Content-Rich Media that is available to Licensee as of the Effective Date, as set forth on Exhibit R, through the Proprietary Consumer Channels, through International Licensees of Licensee but only to consumers, and through other channels through which Licensee is selling Content-Rich Media as of the Effective Date; provided, however, that Licensee may sell downloadable Content-Rich Media permitted under this Section 2.7(b) only in the Proprietary Consumer Channels and only so long as Licensor sells such downloadable title on a non-exclusive basis through third-party wholesale channels targeting consumers.  Subject to the terms and conditions of the Supply Agreement, Licensor shall supply Content-Rich Media available under this Section 2.7(b), other than downloadable Content-Rich Media, to Licensee at Standard Spread.

(c) Licensee shall have the right to sell the 7 Habits Interactive product through the Proprietary Consumer Channels.  Subject to the terms and conditions of the Supply Agreement, Licensor shall supply the 7 Habits Interactive product to Licensee at MFN Pricing.

(d) If Licensor determines after the Effective Date that it intends to offer a new item of Content-Rich Media for sale in Wholesale Channels through non-exclusive distribution agreements, then Licensee shall have the exclusive right to promote and sell that item of Content-Rich Media through the Proprietary Consumer Channels other than Licensee’s e-commerce affiliate partners.  Nothing in this Section 2.7 shall limit Licensee’s rights under any written agreement to which Licensee is a party as of the Effective Date and that is listed on Exhibit N.  Subject to the terms and conditions of the Supply Agreement, to the extent Licensee chooses to be supplied by Licensor, Licensor shall supply Content-Rich Media available under this Section 2.7(c) to Licensee at MFN Pricing.

(e) Licensee may request the right to sell items of Content-Rich Media that are not otherwise available to Licensee under this Section 2.7, subject to the terms and conditions of this Agreement.  Licensor shall consider in good faith and shall not unreasonably deny any such request.  If Licensor permits the sale of additional Content-Rich Media under this Section 2.7(e), such products will be treated according to the terms of Section 2.7(d).

(f) Licensee shall pay MFN Pricing for each downloaded copy of Content-Rich Media.  Licensor acknowledges that as of the Effective Date, Licensee purchases existing Content-Rich Media through certain distributors, and nothing in this Section 2.7 shall be deemed to limit its right to source such products through vendors other than Licensor.

(g) Other than the grant to Licensee in Section 2.7(b), (c) and (d), Licensor retains and reserves all rights to market, distribute and sell Content-Rich Media.  Without limiting the generality of the previous sentence, Licensor has the exclusive right to sell Content-Rich Media worldwide in the Wholesale Channel and through online channels, other than the Licensee Websites as provided in this Section 2.7.

2.8 Special Provisions:  Software.  During the term of the Agreement, Licensee shall have the right to sell the Software products described below, subject to the following conditions, restrictions, limitations and qualifications.

(a) Definitions.

(i) “Assigned Software” means the Software assigned or otherwise transferred by Licensor to Licensee pursuant to the Asset Purchase Agreement and includes Forms Wizard, Address/Phone Software and Confidant.

(ii) “Boxed PlanPlus Software” means the planning and organizational Software currently known as PlanPlus for Outlook, PlanPlus for Windows, PlanOne, TasksPlus and ProjectsPlus.

(iii) “Current Version” means the version of Software as it exists as of the Effective Date.

(iv) “Licensee Software Modification” means a modification to the Software code of any PlanPlus Software commissioned and paid for by Licensee and approved by Licensor pursuant to Section 2.8(c)(i).

(v) “Licensor Software Modification” means a modification to the Software code of any PlanPlus Software commissioned and paid for by Licensor.

(vi) “Mobile PlanPlus Software” means the planning and organizational Software for use by customers through cellular telephones or similar personal device and currently known as Mobile PlanPlus.

(vii) “Online PlanPlus Software” means the planning and organizational Software currently known as the Basic, Sales, Business and Project editions of PlanPlus Online.

(viii) “PlanPlus Software” means Boxed PlanPlus Software, Online PlanPlus Software, and Mobile PlanPlus Software.

(ix) “Software Modification” means any Licensor Software Modification or Licensee Software Modification.

(x) “Substantial Distribution” means that, through Licensee’s agreements, the Software in question is available for retail sale on the store shelves of at least 30 percent of the retail stores in a geographic region or organizational subdivision of a retail chain, as those geographic regions or organizational subdivisions are defined by such retail chain.

(b) Licensee acknowledges that Licensor’s ability to grant to Licensee the rights to resell PlanPlus Software called for in this Section 2.8 is contingent upon obtaining the consents of certain third-party software developers of the PlanPlus Software and/or amending the agreements with such developers.  Licensor agrees to use commercially reasonable efforts to obtain such consents and negotiate such amendments on reasonably acceptable terms as soon as practicable, and Licensee agrees to cooperate with Licensor for this purpose.  No rights shall be granted to Licensee under this Section 2.8 except as permitted pursuant to such consents and/or amendments.

(c) Software Modifications.

(i) Within sixty (60) days after the Effective Date and thereafter within thirty (30) days of the commencement of each fiscal year of Licensee, Licensee shall prepare and deliver to Licensor a written plan that outlines all Licensee Software Modifications to any PlanPlus Software that Licensee proposes during the next fiscal year (or, as the case may be, during the remaining portion of the 2008 fiscal year), including general descriptions of the functionality and estimated completion dates.  Licensor shall have ten (10) Business Days to approve any or all of the proposed Licensee Software Modifications, which approval shall not be unreasonably withheld.  If Licensor fails to respond within such ten (10) day period, the plan as written shall be deemed approved.  Licensee shall have the right to make all Licensee Software Modification approved pursuant to this 2.8(c)(i) without further approval.

(ii) Licensee shall, on reasonable notice by Licensor, assist in the continued development and support of PlanPlus Software and Licensor Software Modifications for use by Licensor so long as (A) Licensor funds the development of the features so commissioned, (B) Licensor reimburses Licensee for the time spent by Licensee employees in providing such assistance and (C) Licensor’s demands for such assistance are not excessive in view of the time which Licensee can reasonably make available without detracting from Licensee’s conduct of its Business.

(d) Boxed PlanPlus Software.

(i) Licensee shall have the right to sell, directly or through distributors, Boxed PlanPlus Software as follows:

(1)
the exclusive right to sell such Software in its Current Version and in versions incorporating Licensee Software Modifications in the Proprietary Consumer Channels during the term of this Agreement; and

(2)
the exclusive right to sell such Software in its Current Version and in versions incorporating Licensee Software Modifications in the Wholesale Channels for a period of five years from the Effective Date, with the option to renew such rights on a non-exclusive basis thereafter for additional periods of five years.

(ii) Licensor shall have the right to sell, directly or through distributors, Boxed PlanPlus Software as follows:

(1)	the exclusive right to sell such Software in its Current Version or in versions incorporating any Software Modification outside the Licensed Channels;

(2)
the exclusive right to sell such Software in the Wholesale Channels if such Software includes a significant training component or includes a new and significantly different functionality not present in the version sold by Licensee under Subsection (d)(i) above; and

(3)
beginning five years after the Effective Date, the non-exclusive right to sell such Software in its Current Version or in versions incorporating any Software Modification in the Wholesale Channels (without limiting the exclusive rights granted under Subsection (d)(ii)(2) above).

(e) Online PlanPlus Software and Mobile PlanPlus Software.

(i) Licensee shall have the right to sell, directly or through distributors, Online PlanPlus Software and Mobile PlanPlus Software as follows:

(1)	the exclusive right to sell such Software in its Current Version and in versions incorporating Licensee Software Modifications in the Proprietary Consumer Channels during the term of this Agreement;

(2)
the exclusive right to sell such Software in its Current Version and in versions incorporating Licensee Software Modifications in the Wholesale Channels for a period of three years from the Effective Date, with the option to renew such rights thereafter only on an exclusive basis for additional periods of three years only in those specific accounts (or geographic regions or organizational subdivisions within accounts) in which Licensee achieved Substantial Distribution in the last year of the initial three-year period after the Effective Date and the last year of any subsequent additional three-year periods for which Licensee achieves exclusive rights under this Subsection (e)(i)(2);

(3)
beginning three years after the Effective Date, the exclusive right to sell such Software in its Current Version and in versions incorporating Licensee Software Modifications in order to service renewals by parties who were customers of Licensee as of the end of the three-year exclusivity period and who were acquired through accounts (or geographic regions or organizational subdivisions within accounts) where Licensee did not achieve Substantial Distribution in the last year of the initial three-year period after the Effective Date or the last year of any subsequent additional three-year period for which Licensee achieves exclusive rights under Subsection  (e)(i)(2); and

(4)
the exclusive right to sell such Software in versions incorporating Licensor Software Modifications in the Proprietary Consumer Channels if Licensor offers such modified Software on a non-exclusive basis through consumer-oriented channels.

(ii) Licensor shall have the right to sell, directly or through distributors, Online PlanPlus Software and Mobile PlanPlus Software as follows:

(1)	the exclusive right to sell such Software in its Current Version or in versions incorporating any Software Modification outside the Licensed Channels;

(2)
the exclusive right to sell such Software in the Wholesale Channels if such Software includes a significant training component or includes a new and significantly different functionality not present in the version sold by Licensee under Subsections (e)(i)(1) through (e)(i)(3) above; and

(3)
beginning three years after the Effective Date, the exclusive right to sell such Software in its Current Version or in versions incorporating any Software Modification in the Wholesale Channels, but excluding any account (or any geographic region or organizational subdivision within any account) where Licensee has achieved Substantial Distribution.

(iii) Licensor shall have the non-exclusive right to sell, directly or through distributors, the Assigned Software in its Current Version and in versions incorporating any Software Modification outside the Licensed Channels.

(f) Subject to the terms and conditions of the Supply Agreement, PlanPlus Software shall be made available to the other party, as applicable, as set forth below:

(i) Licensee shall supply Licensor with requested copies of Boxed PlanPlus Software at Standard Spread if such Software is used in connection with Licensor’s Training-Oriented Services or Training-Oriented Products and at MFN Pricing if such Software is sold to Licensor for any any other purpose.  Licensee shall have no obligation to make any payment to Licensor for any Boxed PlanPlus Software sold.

(ii) For each unit of Online PlanPlus Software and Mobile PlanPlus Software sold by Licensee in the three-year period following the Effective Date, Licensee shall pay to Licensor the Standard Spread for so long as Licensee has received, in the then-current fiscal year, EBITDA contribution from such sales of less than $3,020,000; and Licensee shall pay MFN Pricing for each unit sold thereafter for the remainder of such fiscal year.  For each unit of Online PlanPlus Software and Mobile PlanPlus Software sold by Licensee after the initial three-year period following the Effective Date, Licensee shall pay to Licensor MFN Pricing.

(iii) Licensee agrees to supply Licensor with requested copies of Assigned Software at MFN Pricing.

(g) If either party collects proceeds of sales of any PlanPlus Software for the other party, the party receiving the payment shall deliver it to the other party as provided in Section 2.24.  Licensee shall be credited with any sale of PlanPlus Software that began with a lead from the Proprietary Consumer Channels.

(h) The parties shall use commercially reasonable efforts to cooperate to use branding strategies for the Software products described in this Section 2.8 to avoid confusion in the marketplace between their respective versions.

(i) Other Provisions.

(i) Licensee shall promptly provide to Licensor all relevant information regarding customers who purchase more than fifty (50) copies of any PlanPlus Software in a single order, unless such disclosure would violate any applicable law.

(ii) Licensee shall not develop internally or contract externally with a dedicated sales force to promote and sell PlanPlus Software to Organizational Clients, provided, however, that Licensee may follow up all leads received in the Licensed Channels by telephone or electronic means or in person so long as the person is an employee of a bricks-and-mortar store of Licensee.

2.9 Special Provisions:  Education Channels.  The rights granted to Licensee in Section 2.1 include the conditional right to sell Education Planners, subject to the following restrictions, limitations and qualifications.  Licensee acknowledges that the education channel is outside of the Licensee Field and further acknowledges that Licensor is subject to agreements with School Specialty, Inc. that may permit sales of certain sales of Licensed Products in the Licensed Channels.  Nothing in Section 2.1 shall be deemed to derogate from the rights already granted to School Specialty, Inc.

(a) Definitions.

(i) “Education Planner” means a Planner that is designed to be used by educators or students and that contains training or Execution-Related Materials.

(b) Except as provided in this Section 2.9, Licensor shall retain all rights to manufacture, distribute and sell Education Planners worldwide.

(c) If Licensor sells or agrees to sell any Education Planners as a stand-alone product through a Wholesale Channel on a non-exclusive basis, Licensee shall have:

(i) the right to sell the same Education Planners through the Proprietary Consumer Channels other than Licensee’s e-commerce affiliate partners; and

(ii) a right of first offer to be a distributor of such Education Planners into the Wholesale Channel unless Licensor enters into an exclusive distribution agreement with School Specialty, Inc.

2.10 Special Provisions:  Motivational Artwork and Corporate Gift Items.  Subject to all of the terms and conditions of this Agreement, the rights granted to Licensee in Section 2.1 as they relate to Motivational Artwork and Corporate Gift Items shall be exclusive in the Proprietary Consumer Channels and non-exclusive in the Wholesale

Channels. “Motivational Artwork” means any print, artwork or other display-worthy media created, prepared, commissioned or licensed by Licensor.  “Corporate Gift Items” means any objects typically given as gifts in a corporate setting, including, without limitation, paperweights, desk sets and similar items.

2.11 Sublicenses.

(a) Definitions.

(i) “Licensee Qualified Entity” means any entity other than a Competitor or Prohibited Party that is (a) wholly-owned by Licensee, but only for so long as such entity is wholly-owned by Licensee, (b) listed on Exhibit J (including as such Exhibit may be amended in the future), but only for so long as (I) Licensee (or a wholly-owned subsidiary of Licensee) maintains the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit J (or as of the date on which Exhibit J was amended to add such Licensee Qualified Entity) and (II) any other equity holder in such entity continues to maintain the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit J or, if it transfers any equity interests, it transfers those equity interests to Licensee or a wholly-owned subsidiary of Licensee, or (c) a franchisee of Licensee or a franchisee of a wholly-owned entity of Licensee but only so long as such franchisee is subject to a valid, written franchise agreement with Licensee or Licensee’s wholly-owned entity.

(ii) “Licensee Qualified Vendor” means any third-party distributor, manufacturer, sales organization or similar service provider, other than a Competitor, Prohibited Party or International Licensee of Licensee, that is engaged by Licensee in the Ordinary Course of Business to design, manufacture, distribute and/or sell Licensed Products in the Licensee Field or, subject to Article V, to create New Products or New Campaign Materials.

(iii) “Licensor Qualified Entity” means any entity other than a Prohibited Party that is (a) wholly-owned by Licensor, but only for so long as such entity is wholly-owned by Licensor, or (b) listed on Exhibit J, but only for so long as (I) Licensor (or a wholly-owned subsidiary of Licensor) maintains the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit J (or as of the date on which Exhibit J was amended to add such Licensor Qualified Entity) and (II) any other equity holder in such entity continues to maintain the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit J or, if it transfers any equity interests, it transfers those equity interests to Licensor or a wholly-owned subsidiary of Licensor.

(iv) “Licensor Qualified Vendor” means any third-party distributor, manufacturer, sales organization or similar service provider, other than a Prohibited Party or International Licensee of Licensor, that is engaged by Licensor in the Ordinary Course of Licensor’s business to design, manufacture, distribute and/or sell products using the Assigned Trademarks.

(v) “Qualified Entity” means any Licensee Qualified Entity or Licensor Qualified Entity.

(vi) “Qualified Vendor” means any Licensee Qualified Vendor or Licensor Qualified Vendor.

(b) Licensee shall have the right to grant sublicenses of its rights under Section 2.1 only to Licensee Qualified Entities, Licensee Qualified Vendors and International Licensees of Licensee, subject to the restrictions of this Section 2.11.  Other than permitted sublicenses to Licensee Qualified Entities, Licensee Qualified Vendors or International Licensees of Licensee, any attempted sublicense by Licensee shall be prohibited and void.  Licensor shall have the right to grant sublicenses of its rights under Section 2.12 only to Licensor Qualified Entities, Licensor Qualified Vendors and International Licensees of Licensor, subject to the restrictions of this Section 2.11.  Other than permitted sublicenses to Licensor Qualified Entities, Licensor Qualified Vendors and International Licensees of Licensor, any attempted sublicense by Licensor shall be prohibited and void.

(c) Prior to, and as a condition to the effectiveness of, any sublicense permitted under this Section 2.11, Licensor or Licensee, as the case may be, shall enter into a Sublicense Agreement with the intended Sublicensed Entity.  Licensor and Licensee shall each promptly notify the other party of the execution of any Sublicense Agreement and shall provide a brief description of the purpose of the sublicense and any services to be provided by the Sublicensed Entity.  If Licensor has a legitimate reason to be concerned and so requests, Licensee shall provide Licensor with a copy of any Sublicense Agreement relating to the Licensed Materials; and if Licensee has a legitimate reason to be concerned and so requests, Licensor shall provide Licensee with a copy of any Sublicense Agreement relating to the Assigned Trademarks; provided, however, that each party may redact confidential financial information from such agreements.

(d) If Licensee enters into any Sublicense Agreement with an International Licensee of Licensee, Licensee will use its best efforts to structure the agreement so that the International Licensee purchases the Licensed Products at the Standard Spread plus the cost of the International Licensee’s royalty payment.

2.12 Grant-Back License to Assigned Trademarks.  Subject to all of the terms and conditions of this Agreement, Licensee hereby grants to Licensor a non-exclusive, worldwide, transferable, sublicensable (subject to Section 2.11), fully paid-up, royalty-free license, during the term set forth below, to use the Assigned Trademarks in connection with the design, development, manufacture, marketing, promotion, advertisement, distribution, lease and sale of products and services in any medium and format that are both outside the Licensee Field and in the Ordinary Course of Business as conducted by Licensor at the Effective Date or thereafter.

2.13 Restrictions. As an express condition to, and in material consideration for, the licenses hereunder, Licensee and Licensor each expressly agrees to the following restrictions as to its use of, respectively, the Licensed Trademarks and Assigned Trademarks:

(a) Neither party shall do anything inconsistent with the other party’s ownership of the Licensed Trademarks or Assigned Trademarks, as applicable.  Without limiting the generality of the foregoing, neither party shall challenge the validity, ownership or enforceability of any Licensed Trademark or Assigned Trademark, as applicable.

(b) Licensee shall not use, reproduce or display (or authorize the use, reproduction or display of) the Licensed Trademarks, and Licensor shall not use, reproduce or display (or authorize the use, reproduction or display of) the Assigned Trademarks in any manner whatsoever other than as expressly authorized by this Agreement.

(c) During the term and after any termination of this Agreement, neither party shall use any service mark, service name, trade name, trademark, design or logo that is confusingly similar to (i) any Licensed Trademark or Assigned Trademark, as applicable, or any element thereof or (ii) any other service mark, service name, trade name, trademark, design, or logo of the other party without the prior written consent of such party.

(d) Licensee shall not use any of the Licensed Trademarks together, or use any Licensed Trademark in combination with any other trademark, service mark, trade name, trading style, fictitious business name, name, word, character, symbol, design, likeness or literary or artistic material.  Notwithstanding the foregoing, Licensee may use any Assigned Trademark with the Licensed Trademarks, but not in a manner that might create a composite or combined mark, except that Licensee may use any Licensed Trademark in combination with “FranklinCovey” without restriction.

(e) Licensor shall not use any of the Assigned Trademarks together, or use any Assigned Trademark in combination with any other trademark, service mark, trade name, trading style, fictitious business name, name, character, symbol, design, likeness or literary or artistic material.  Notwithstanding the foregoing, Licensor may use any Assigned Trademark in combination with “FranklinCovey” without restriction.

(f) Licensee shall not register any Licensed Trademark or any Trademark confusingly similar thereto, and Licensor shall not register any Assigned Trademark or any Trademark confusingly similar thereto.  Licensor shall retain the exclusive right to apply for and obtain registrations for each Licensed Trademark, and Licensee shall retain the exclusive right to apply for and obtain registrations for each Assigned Trademark, each throughout the world, except as expressly provided otherwise in this Agreement.

(g) Licensee shall not assert any adverse claim against Licensor based upon Licensee’s use of any Licensed Trademark, and Licensor shall not assert any adverse claim against Licensee based upon Licensor’s use of any Assigned Trademark (other than a claim for breach of the exclusivity provisions of this Agreement).

(h) From time to time after the Effective Date, upon request of one party and without further consideration, the other party will take all appropriate action and execute and deliver any documents, instruments or conveyances of any kind that may be reasonably requested by such party to assign to or vest in such party all right, title and interest in and to any and all assets of Licensor or Licensee, as applicable, including the Licensed Trademarks (as to Licensor) and Assigned Trademarks (as to Licensee), that are not expressly granted hereunder.

2.14 Due Diligence by Licensee.  During the term of this Agreement, Licensee shall at all times use commercially reasonable efforts to promote Licensed Products in all Licensed Channels throughout the Licensed Territory, including expansion of sales in the Licensed

Territory outside the United States.  Licensee shall provide Licensor with plans regarding annual sales, marketing and product development by Licensed Channel for all initiatives affecting sales of Licensed Products, and shall provide periodic updates thereto as reasonably requested by Licensor.  If Licensee notifies Licensor in writing that Licensee does not intend to promote and sell Licensed Products in (i) any country that is part of the Licensed Territory or (ii) into any sales channel that is one of the Licensed Channels, then Licensor shall have the right to re-enter such country or channel to sell or to permit a third party to sell Licensed Products into that country or channel.

2.15 Trade Secret and Know-How License.  Unless expressly provided otherwise in this Agreement, the license granted hereunder to Licensee includes a license, subject to the same terms and conditions as are provided herein, to all trade secrets and know-how of Licensor that were utilized in the operations of the Business of Licensee as conducted on or prior to the Effective Date.

2.16 Trademark Notice; Licensed Trademarks.

(a) In connection with the use of the Licensed Trademarks, Licensee shall (i) include a trademark notice in a form reading, “[Licensed Trademark] is a trademark of Franklin Covey Co.,” or (ii) place an asterisk immediately after and slightly above the use of each Licensed Trademark referring to a footnote reading “Trademark of Franklin Covey Co.”  Further, Licensee shall indicate when using a Licensed Trademark that the “Use of the Licensed Trademark __________ by [Licensee] is pursuant to a trademark license from Franklin Covey Co.” or similar wording.  If a Licensed Trademark is used multiple times on or in a particular Licensed Product, document, advertisement or other material, the notice and statement regarding licensed use need only be used for the first prominent use of the Licensed Trademark on or in such Licensed Product, document, advertisement or other material.  Licensee shall comply with reasonable requests of Licensor to use the “TM,” ® and © symbols in connection with the Licensed Materials.

(b) In connection with the use of the Assigned Trademarks, Licensor shall (i) include a trademark notice in a form reading, “[Assigned Trademark] is a trademark of Franklin Covey Products, LLC,” or (ii) place an asterisk immediately after and slightly above the use of each Assigned Trademark referring to a footnote reading “Trademark of Franklin Covey Products, LLC”  Further, Licensee shall indicate when using an Assigned Trademark that the “Use of the Assigned Trademark __________ by [Licensor] is pursuant to a trademark license from Franklin Covey Products, LLC” or similar wording.  If an Assigned Trademark is used multiple times on or in a particular product, document, advertisement or other material, the notice and statement regarding licensed use need only be used for the first prominent use of the Assigned Trademark on or in such product, document, advertisement or other material.  Licensor shall comply with reasonable requests of Licensee to use the “TM” and ® symbols in connection with the Assigned Trademarks.

2.17 Maintenance, Renewal and Enforcement.

(a) Cooperation.  The parties agree to cooperate with regard to the preparation and filing of any applications, renewals or other documentation necessary or useful to protect a party’s Intellectual Property Rights in the Licensed Trademarks or the Assigned Trademarks, as applicable.

(b) Filings.  Licensor shall have the primary right to determine whether to file or maintain registrations for any Licensed Trademarks.  Licensee may request that Licensor file or maintain registrations for a Licensed Trademark for a country or class, and Licensor shall either take such action at Licensor’s expense or, if Licensor does not wish to do so, permit Licensee to do so; provided, however, that Licensee shall make all such filings and registrations solely in the name of Licensor or Licensor’s designee.  Licensee may deduct the reasonable out-of-pocket costs actually incurred by Licensee in making any such filings from Royalties or other amounts payable to Licensor under this Agreement.

(c) Recorded Licensee Filings.  Should local counsel of either party reasonably recommend that Licensee be appointed as a recorded licensee of Licensor for the Licensed Trademarks in the Licensed Territory because (i) Licensor reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensor’s rights in the Licensed Trademarks, then Licensor shall prepare and file the necessary documents subject to Licensee’s approval, which shall not be unreasonably withheld or delayed; or (ii) Licensee reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensee’s ability to enforce its rights in the applicable Territory, Licensor, on behalf of Licensee, shall prepare and file the necessary documents.  Licensee agrees to sign any documents reasonably necessary for Licensor to cause any recordals to be terminated as to any Licensed Products upon the expiration or termination of the license applicable to such Licensed Product hereunder.  Licensee may deduct the reasonable out-of-pocket costs actually incurred by Licensee in making any such filings from Royalties or other amounts payable to Licensor under this Agreement.

2.18 Enforcement and Defense of Infringement Claims.

(a) Notification.  The parties shall reasonably cooperate in providing notice to each other in writing (a “Notice of Alleged Infringement”) if a party becomes aware of any use of a Licensed Trademark in the Licensed Territory or of an Assigned Trademark, as applicable, or any element thereof, or of any Trademark on a Licensed Product, which may be confusingly similar to any Licensed Trademark or Assigned Trademark, as applicable, or element thereof, by any Person.

(b) Action by Licensor to Enforce.  Licensor shall have the primary right, but not the obligation, to determine whether to institute and/or pursue any proceedings to enforce any rights in the Licensed Trademarks, as well as the right to select counsel.  Licensee shall cooperate, in a commercially reasonable manner, with Licensor in any such suit, including being joined as a party with respect to such infringement (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensee shall be reimbursed for reasonably incurred expenses.  Licensor will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Licensor for any costs and expenses.  Any recoveries and awards in excess of Licensor’s costs and expenses, to the extent that such recoveries and awards are related to Licensed Products, shall be allocated equally between the parties.  Notwithstanding any other provision to the contrary, in no event shall Licensee be required to satisfy or comply with any settlement or other agreement concerning its use of the Licensed Trademarks to which Licensee has not consented (such consent not to be unreasonably withheld or delayed).

(c) Action by Licensee to Enforce.  If applicable law in any jurisdiction in the Licensed Territory requires that Licensee enforce rights in the Licensed Trademarks against alleged infringers, or Licensor declines in writing to enforce its rights in the Licensed Trademarks with respect to the alleged confusingly similar use set forth in the Notice of Alleged Infringement, Licensee shall have the right, but not an obligation, to enforce such rights with respect to Licensed Products subject to any direction that Licensor provides.  Licensor shall cooperate, in a commercially reasonable manner, with Licensee in any such suit, including granting Licensee the right to bring suit in Licensor’s name (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensor shall be reimbursed for reasonably incurred expenses.  Licensee will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Licensee for any costs and expenses.  Any recoveries and awards in excess of Licensee’s costs and expenses, to the extent that such recoveries and awards are related to Licensed Products, shall be allocated equally between the parties.

(d) Licensor Defense of Third-Party Claims.  Licensor shall have the sole right to defend the Licensed Trademarks against imitation, infringement or any claim of prior use.  Licensee shall cooperate, in a commercially reasonable manner, with Licensor, at Licensor’s reasonable request and Licensor’s expense, in connection with the defense of any such claim.

(e) Licensee Defense of Third-Party Claims.  Licensee shall have the sole right to defend the Assigned Trademarks against imitation, infringement or any claim of prior use.  Licensor shall cooperate, in a commercially reasonable manner, with Licensee, at Licensee’s reasonable request and Licensee’s expense, in connection with the defense of any such claim.

(f) Updates and Consultation.  With respect to any enforcement actions taken pursuant to this Section 2.18, the party handling such enforcement action shall, upon request, provide periodic updates to and request consultation from the parties not handling the action and each party not handling the action may hire its own counsel at its expense.

2.19 Reservation of Rights.  Licensee acknowledges that, as between the parties, Licensor is the sole owner of all right, title and interest in and to the Licensed Materials, and Licensor acknowledges that, as between the parties, Licensee is the sole owner of all right, title and interest in and to the Assigned Trademarks.  Each party acknowledges that it has not acquired, and shall not acquire, any right, title or interest in or to any intellectual property of the other party, except the limited rights granted in Sections 2.1 and 2.11, respectively, under this Agreement.  Licensor shall retain all goodwill associated with the Licensed Materials, and any and all goodwill associated with Licensee’s use of the Licensed Materials shall inure to the benefit of Licensor.  Licensee shall retain all goodwill associated with the Assigned Trademarks, and any and all goodwill associated with Licensor’s use of the Assigned Trademarks shall inure to the benefit of Licensee.

2.20 Removing Licensed Materials from License.

(a) At any time during the term of this Agreement, Licensor shall have the right to remove any particular Licensed Trademark from the scope of the license granted under this Agreement, upon written notice to Licensee, if Licensor receives written notice of a cause of action or threat thereof or advice of counsel on the basis of which Licensor reasonably determines that use of such Licensed Trademark hereunder could infringe any intellectual property rights of any third party that are not derived from Licensor.  Licensor shall consult with Licensee in advance of such removal.  If and only to the extent that Licensor and Licensee mutually agree, the parties shall cooperate to resolve any infringement in a commercially reasonable manner.  If the proposed removal of the Licensed Trademark(s) would reasonably be expected to reduce the economic value of the license rights granted to Licensee under this Agreement materially, the parties shall negotiate in good faith prior to the removal of such Licensed Trademark(s) in order to adjust the Royalties in an equitable manner to reflect such reduction in economic value.

(b) At any time during the term of this Agreement, Licensee shall have the right to remove any particular Assigned Trademark from the scope of the license granted under this Agreement, upon written notice to Licensor, if Licensee receives written notice of a cause of action or threat thereof or advice of counsel on the basis of which Licensee reasonably determines that use of such Assigned Trademark hereunder could infringe any intellectual property rights of any third party that are not derived from Licensee.  Licensee shall consult with Licensor in advance of such removal.  If and only to the extent that Licensee and Licensor mutually agree, the parties shall cooperate to resolve any infringement in a commercially reasonable manner.

2.21 Additional Commitments of Licensee.  Licensee agrees to cause each Sublicensed Entity to comply with all of its respective obligations under this Agreement and under any other agreement executed in connection herewith (including the applicable Sublicense Agreement).  Licensee shall be directly liable for (a) any act of any Existing Sublicensed Entity in breach of any such obligation if the act is reasonably foreseeable, and (b) any act of any New Sublicensed Entity in breach of any such obligation (without regard to whether it was foreseeable); for the avoidance of doubt, subject to the terms and conditions of this Section 2.21, Licensee shall be liable for any act by any Sublicensed Entity that would be a breach of this Agreement if committed by Licensee.  Licensor may pursue claims for any such breach against Licensee in accordance with the terms hereof, regardless of whether such breach was committed by Licensee, or another party, and regardless of whether Licensor chooses to include any other party in the dispute resolution process applicable to the claim.  In the event of any claim by Licensor, Licensee expressly waives any defense based on the absence of or failure to join any other party in the dispute resolution process or any other aspect of the claim.

2.22 Licensor Noncompetition.

(a) Except as expressly provided in this Agreement, Licensor shall have no right to sell Licensed Products in the Licensee Field.

(b) Except as expressly permitted in this Agreement and this Section 2.22, Licensor agrees that, for the period beginning on the Effective Date and continuing until one year after the date on which this Agreement is terminated, Licensor shall not (i) sell Licensed Products through stores, websites or call centers except in a manner incidental to Licensor’s Training-Oriented Services, (ii) sell Licensed Products to wholesalers for the purpose of distributing Licensed Products to individual consumers through consumer retail channels, (iii) promote a competing paper-based planner system owned by a third party competitor of Licensee, including without limitation Day Runner or Day-Timer, or (iv) sell Licensed Products (other than Training Planners, Educational Planners, Motivational Artwork and Corporate Gift Items, as provided herein) to Organizational Clients except in connection with Licensor’s Training-Oriented Services.  Licensor shall not directly or indirectly assist or permit any Affiliate of Licensor in engaging in activity that would be prohibited under this Section 2.22 if carried out by Licensor.

(c) Subject to all of the terms and conditions of this Agreement and the Supply Agreement, Licensor shall have the right to purchase and sell Licensed Products in any quantity for use in connection with Training-Oriented Services or Training-Oriented Products. Licensor’s sales of Licensed Products not used in connection with Training-Oriented Services or Training-Oriented Products shall be subject to the following limitations:

(i) If from the Effective Date total cumulative revenues from Licensor’s sales of Tailored Planners not used in connection with Training-Oriented Services or Training-Oriented Products exceed one percent (1%) of Licensor’s worldwide cumulative revenues on a consolidated basis, Licensor shall pay to Licensee an amount equal to Licensor’s Gross Profit Margin from the sale of such Planners that exceed that 1% limit.

(ii) If from the Effective Date total cumulative revenues from Licensor’s sales of Licensed Products not used in connection with Training-Oriented Services or Training-Oriented Products, other than (A) Tailored Planners not used in connection with Training-Oriented Services or Training-Oriented Products and (B) Training Planners exceed one percent (1%) of Licensor’s worldwide cumulative revenues on a consolidated basis, Licensor shall pay to Licensee an amount equal to Licensor’s Gross Profit Margin from the sale of such Licensed Products that exceed that 1% limit.

(iii) Sales by Licensor in excess of the applicable 1% caps shall not give rise to any claim or cause of action other than for payment of the Gross Profit Margin amounts set forth above, except that a material, persistent and willful pattern of nonpayment by Licensor under this Section 2.22(c) shall be deemed a breach of Section 2.22(a).

(iv) For purposes of clarity, the following transactions are not included in the calculations of Section 2.22(c)(ii):  sales of Licensed Products by International Licensees of Licensor as permitted in this Agreement; sales of Licensed Products by Licensor or its agents as part of Back of Room Sales when Licensee declines to manage such Back of Room Sales; sales of Content-Rich Media; sales of PlanPlus Software permitted under Section 2.8, and sales of Education Planners.

(v) The parties shall determine whether payments are due under (i) and (ii) above based on revenue determined at the end of each fiscal quarter.  Promptly after the closing of each fiscal quarter, Licensor shall calculate Licensor’s total cumulative revenues from (A) the relevant Tailored Planners (in the case of (i) above) and (B) the relevant Licensed Products (in the case of (ii) above), starting at the Effective Date and continuing through the end of such fiscal quarter.  The results of each of the two calculations under (A) and (B) of this subparagraph shall each be divided by the total cumulative, consolidated revenues of Licensor, starting at the Effective Date and continuing through the end of the same fiscal quarter.  If the result of either calculation is greater than 1% (or, stated as a decimal, 0.01), Licensor shall pay to Licensee, according to the provisions of Section 2.24, the Gross Profit Margin associated with the sales of the relevant products in excess of such threshold.  After Licensor makes a payment pursuant to (i) or (ii) above, the revenues for the sales with regard to which Licensor made such payment shall be deducted from the numerator in the calculations set forth above for all subsequent fiscal quarters in order to ensure that Licensor is not required to pay Gross Profit Margin amounts to Licensee twice for the same sales.

(d) Licensor shall not be deemed to have violated this Section 2.22:

(i) solely as a result of Licensor’s ownership as a passive investment of less than 2% of the outstanding shares of capital stock or other equity interest of any corporation on a national securities exchange or public traded on an automated quotation system; or

(ii) if Licensor enters a country or channel where Licensee has substantially discontinued its operations in such country or channel pursuant to Section 2.14 of this Agreement or after exercising its rights to partial termination pursuant to Section 8.3.

(e) Because Licensee’s current and planned sales activities are worldwide, the geographic scope of this covenant is worldwide.  Licensor acknowledges that it has agreed to adopt this covenant as material consideration for the transactions contemplated in the Asset Purchase Agreement and this Agreement.

(f) If so requested by Licensor in writing, Licensee may in its sole discretion waive the restrictions of this Section 2.22 with respect to any product, service, agreement or undertaking, provided that no such waiver shall be construed to reduce the scope of this Section 2.22  Nothing in this Section 2.22 shall limit Licensor’s rights under any written agreement to which Licensor is a party as of the Effective Date.

2.23 Licensee Noncompetition.

(a) Licensee agrees and covenants that for the period beginning on the Effective Date and continuing for a period of one year after the date on which this Agreement is terminated, Licensee shall not, except as may be permitted in this Agreement, in any manner, directly or indirectly, design, develop, manufacture, market, promote, advertise, distribute, lease, license or sell (i) any Training-Oriented Product or Training-Oriented Service in any country, region or territory, or (ii) any product that is competitively similar to any Content-Rich Media or to any new product created by Licensor after the Effective Date that would reasonably be included in Content-Rich Media if created prior to the Effective Date.  Licensee shall not directly or indirectly assist or permit any Affiliate of Licensee to engage in activity that would be prohibited under this Section 2.23 if carried out by Licensee.

(b) Licensee shall not be deemed to violate this Section 2.23 of the Agreement:

(i) as a result of any agreement by Licensee on the Effective Date and listed on Exhibit U, or

(ii) solely as a result of Licensee’s ownership as a passive investment of less than 2% of the outstanding shares of capital stock or other equity interest of any corporation on a national securities exchange or public traded on an automated quotation system.

(c) Because Licensor’s current and planned training activities are worldwide, the geographic scope of this covenant is worldwide.  Licensee acknowledges that it has agreed to adopt this covenant as material consideration for the transactions contemplated in the Asset Purchase Agreement and this Agreement.

(d) If so requested by Licensee in writing, Licensor may in its sole discretion waive the restrictions of this Section 2.23 with respect to any product, provided that no such waiver shall be construed to reduce the scope of this Section 2.23 or any other non-competition covenant of Licensee.

2.24 Licensor Payments.  Licensor shall pay to Licensee (a) any amount due pursuant to Section 2.2(b) as a result of certain sales by International Licensees of Licensor within 45 days of the end of the fiscal quarter in which the royalty payment is received by Licensor; (b) any amount collected from sales of PlanPlus Software pursuant to Section 2.8 that is credited to Licensee within 45 days of the end of the fiscal quarter in which the sale occurred; and (c) any amount owed pursuant to Section 2.22(c) within 45 days of the end of the fiscal quarter in which sales exceeded the relevant 1% threshold.

ARTICLE III.
WEBSITE AND DATABASE MANAGEMENT AGREEMENT

3.1 Website Linking Agreement.  Licensor will provide a hypertext reference link (a ”Link”) from the initial, top level display of each of the Domains listed in Section 3.1(b) below, (such websites, any related pages and any successor websites, the ”Licensor Websites”), to one or more websites to be established and maintained by Licensee (the “Licensee Websites”), and Licensee will in turn provide a Link from the initial, top level display of the principal Licensee Websites to one or more Licensor Websites, all as provided below and subject to the following restrictions and limitations:

(a) If Licensee desires to register a domain name for a Licensee Website that incorporates a Licensed Trademark or any variation of a Licensed Trademark, Licensee shall first obtain Licensor’s written consent, which will not be unreasonably withheld or delayed.  During the term of the Agreement and subject to the requirements of the previous sentence, Licensor grants to Licensee a non-transferable, non-sublicensable (except as set forth in Section 2.11 and as provided in this Section 3.1(a)), worldwide, exclusive and restricted license (i) to use each such Licensed Trademark in the domain name of the corresponding Licensee Website, and (ii) to refer to each such domain name on Licensed Products and on their packaging or New Campaign Materials.  Licensee may sublicense the rights granted in this Section 3.1(a) to any International Licensee of Licensee solely for the purpose of registering a domain name in that International Licensee’s territory.  Licensee at its own expense will register and maintain a registration for the domain names for the Licensee Websites.

(b) Licensor shall maintain the registrations of the following top-level domains (the “Domains”) for at least twelve (12) months from the Effective Date:  franklincovey.com, franklincovey.ca; franklincovey.com.au; franklincovey.co.nz; franklincoveyeurope.com and e-franklincovey.com.mx.  If Licensor notifies Licensee in writing that it intends to cease the use and registration of any Domain, Licensee shall have the option to assume and maintain that Domain.

(c) Licensee shall maintain the full functionality of the websites located at the Domains as they exist as of the Effective Date from the Effective Date until the first to occur of (i) the date on which EDS or another vendor agrees to provide such services pursuant to a written agreement between Licensor and such party, or (ii) the date on which Licensor demonstrates to the satisfaction of Licensee, which shall not be unreasonably withheld, Licensor’s ability to provide such services itself.

(d) The Links from the Licensor Websites to the Licensee Websites shall be no less prominent than the Links connecting a user of the Licensor Websites to any other products, services and solutions presented on the Licensor Websites.  For a period beginning on the Effective Date and continuing until March 1, 2010, Licensor shall maintain a home page located at each of the Domains described in Section 3.1(b) with two buttons of equal size that will direct customers to a Licensee Website designated by Licensee and a Licensor Website.  Final decisions regarding the design of the home pages of the Licensor Websites shall rest with Licensor.  The parties will use best efforts to make current and future customers aware that Licensed Products are available through Licensee Websites.  After the Effective Date, Licensor and Licensee shall create a transition plan to identify technical and marketing solutions to encourage Licensee’s customers to use the Licensee Website and shall use their best efforts to complete the transition by March 1, 2010.  If at that time Licensee reasonably believes that ending the transition plan and removing the two-button home page would cause irreparable harm to the Business of Licensee, the parties shall extend the transition for subsequent one-year terms, during which Licensee shall continue to use its best efforts to complete the transition plan by the end of the then-current one-year term.  As part of such transition plan, a joint committee consisting of at least two representatives from each of the parties shall meet on a regular basis.

(e) The home page and each page of the Licensee Website that contains other legal notices shall contain the following statement:  “The [Franklin Covey] trademark is used under a trademark license from Franklin Covey Co.”  The home page and each prominent page of the site shall either identify Licensee or display Licensee’s standard copyright notice in Licensee’s name.

(f) Licensee shall maintain the Licensee Website (including maintaining the servers for such sites) at its own expense.  Subject to Licensor’s rights to take actions necessary to require Licensee to comply with this Agreement or the Quality Guidelines, Licensor shall not impede, deny, or otherwise restrict Licensee’s access to or ability to maintain the Licensee Websites or corresponding email addresses.  The “About [Licensee],” “Contact Us” or equivalent section of the Licensee Websites shall be reasonably prominent and shall identify Licensee as the contact and shall contain the following statement:  “The products described on this site are made by or on behalf of [Licensee] and use of the [Franklin Covey] trademarks is pursuant to a trademark license from Franklin Covey Co.”

(g) Licensee shall (i) not display or use a Link to any Prohibited Party or Competitor; (ii) not display or use a Link in a manner that could cause confusion, mistake, or deception; (iii) display disclaimers on the Licensee Website pursuant to the Quality Guidelines; and (iv) maintain and enforce terms of use and other policies applicable to the Licensee Website that are commercially reasonable.

(h) Licensor shall retain the bulk email domain of “franklincoveymail.com.”  Licensee shall create and register its own bulk email domain, subject to Licensor’s prior written consent.  After the Effective Date, Licensor and Licensee shall create a transition plan to identify technical solutions to issues that may arise with respect to bulk email, provided that the transition plan shall end as provided for in the transition plan described in Section 3.1(d) above.

3.2 Internet Sales of Licensed Products.  The rights granted to Licensee in Section 2.1, as those rights may apply to the marketing and sale of Licensed Products through the Internet, are subject to the following restrictions, limitations and qualifications, in addition to any and all restrictions provided elsewhere in this Agreement.

(a) Licensee shall have the right to sell Licensed Products worldwide through the Licensee Websites, provided that Licensee shall not actively promote Licensed Products into the Excluded Countries.

(b) Licensee shall transfer to Licensor the Gross Profit Margin associated with any Licensed Product that is sold through the Licensee Websites and is shipped to any Excluded Country.

3.3 Internet Search Marketing Terms.  Licensor and Licensee shall have the right to bid on any of the Internet Search Terms set forth on Exhibit O, subject to the terms and conditions of this Section 3.3 and the Search Terms Use Guideline set forth on Exhibit P.  Each of Exhibit O and Exhibit P may be amended from time to time by mutual written agreement of the parties.  To the extent any Internet Search Term is a Trademark owned by Licensor, Licensor hereby grants to Licensee a limited, non-exclusive, non-sublicenseable, non-transferable, worldwide and royalty-free license to use any Internet Search Term that is a Trademark or other form of intellectual property of Licensor expressly for the limited purpose of managing and controlling web searches through search engines.  All rights not granted by Licensor in this Section 3.3 are retained and reserved to Licensor.

(a) Subject to any additional restrictions in the Search Terms Use Guidelines, the parties agree that:

(i) the Internet Search Terms shall be divided into three categories:  (A) those terms under the exclusive control of Licensor, (B) those terms under the exclusive control of Licensee, and (C) those terms that are shared by Licensee and Licensor; and

(ii) each party shall bear all costs of bidding on and controlling those terms that are under that party’s exclusive control, and the parties shall allocate the costs of bidding on shared terms.

(b) For a period of six (6) months from the Effective Date, Licensee shall manage Internet searches using the Internet Search Terms with the same personnel who performed this function immediately prior to the Effective Date.  Each party shall bear its own costs for payments made for Internet Search Terms, and each party shall reimburse the other for all reasonable related expenses.

3.4 Database Management.  Licensor and Licensee shall each manage, maintain and control its own databases of customer information, subject to the terms and conditions of this Section 3.4 and the Database Use Guidelines set forth on Exhibit Q-1 and according to the hygiene requirements of Exhibit Q-2.  Exhibit Q may be amended from time to time by mutual written agreement of the parties.

(a) Subject to any additional restrictions in the Database Use Guidelines, the parties agree that:

(i) each shall have the right to collect, manage and maintain information about customers and potential customers in their respective databases and to use such information to communicate with customers and potential customers; and

(ii) each shall adhere to database hygiene standards that meet the commercial standards set by Internet Service Providers, which rules shall become effective on the Effective Date.

(b) All database hygiene rules referenced herein shall become binding on the Parties immediately on the Effective Date.

ARTICLE IV.
QUALITY CONTROL

As an express condition to, and in material consideration for, the licenses granted to each of the parties hereunder, Licensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks, and Licensor expressly agrees to the following restrictions as to its use of the Assigned Trademarks.

4.1 Quality Guidelines.  Licensee shall not use, reproduce or display any Licensed Trademark, and Licensor shall not use, reproduce or display any Assigned Trademark, in any manner whatsoever other than as expressly authorized in the quality control guidelines for the

Licensed Trademarks or Assigned Trademarks, as applicable (“Quality Guidelines”).  Licensor shall not manufacture, distribute, market or sell, directly or through third parties, any product or service using the Licensed Trademarks that does not comply with the applicable Quality Guidelines.  Licensee shall not manufacture, distribute, market or sell, directly or through third parties, any product or service using the Assigned Trademarks that does not comply with the applicable Quality Guidelines.  The Quality Guidelines may consist of two elements:  (i) guidelines regarding the nature and quality of products and services associated with the Licensed Trademarks or Assigned Trademarks, as applicable, may be contained in “Product Guidelines”; and (ii) guidelines related to how each Licensed Trademark or Assigned Trademark, as applicable, is used, presented and displayed (“Display”) may be contained in “Branding Guidelines.”  The initial Product Guidelines are attached as Exhibit H-1, and H-2.  The initial Branding Guidelines for the Licensed Trademarks are attached as Exhibit I-1.  The initial Branding Guidelines for the Assigned Trademarks shall be developed by Licensee within six (6) months after the Effective Date and upon the mutual agreement of the parties shall be attached as Exhibit I-2.

4.2 Breach of Quality Guidelines; Updates.  Each party shall promptly cure any breach of the Quality Guidelines upon notice from the other party.  Except as provided in this Section 4.2 and subject to all of the terms and conditions herein, each party shall have the right, from time to time to modify its respective Branding Guidelines after providing ninety (90) days’ written notice.  Neither party shall modify its respective Branding Guidelines with regard to Top-Level Logos before six (6) months after the Effective Date without the written consent of the other party.

(a) Definitions.

(i) “New Branding Effort” means a decision by Licensor to revise, modify or otherwise change its Top-Level Logos in a unified effort across all or substantially all of its business units, divisions or channels.

(ii) “Top-Level Logos” means the following Licensed Trademarks and the associated design elements as of the Effective Date:  FranklinCovey, FranklinCovey and design, Compass logo, The 7 Habits of Highly Effective People, and PlanPlus.

(iii) “Update” means any change to the Quality Guidelines.

(b) Licensor shall have the right to modify or amend the Branding Guidelines to change Top-Level Logos as part of a New Branding Effort after providing Licensee with six (6) months’ written notice.  Licensee shall have a reasonable time to comply with any such Update.  The parties agree that Licensee shall have acted reasonably if:

(i) with respect to printed materials in its own inventory, Licensee complies with such Updates when Licensee, in the Ordinary Course of Business, would re-order such printed materials from its vendors;

(ii) with respect to point of sale materials, collateral sale materials, signage and similar materials on the premises of third parties such as mass-market retailers,

Licensee complies with such Updates when Licensee, in the Ordinary Course of Business, would be able to replace such materials; and

(iii) with respect to fixtures, signs and other materials that are part of any retail store operated by Licensee (including franchised stores) and that represent capital expenses, Licensee complies with such Updates when Licensee, in the Ordinary Course of Business, would replace such materials.

(c) Licensee shall be responsible for all of the costs of complying with any Updates under Section 4.2(b).

(d) Licensor may, at its option, accelerate Licensee’s timetable under Section 4.2(b)(iii) if Licensor agrees to pay for the costs that would be incurred by Licensee to comply with such Updates.

(e) The parties may make any other Update to the Quality Guidelines by agreeing in writing to such Update.  If either party believes an Update is needed or useful and the parties cannot agree, the matter may be referred to the Strategic Relationship Committee.

4.3 Conduct of Business.

(a) Licensee shall conduct its business in a manner that will reflect positively on the Licensed Materials, and Licensor shall conduct its business in a manner that will reflect positively on the Assigned Trademarks.  Licensee and Licensor, respectively, shall use the Licensed Materials and Assigned Trademarks in a manner that does not derogate from the other’s rights in such materials or the value of such materials.  Neither party shall take any action that would interfere with, diminish or tarnish those rights or that value.

(b) It shall be a nonmaterial breach of this Agreement if either party, through the conduct or statements of its executive leaders, acts in a manner that does not constitute a Material Breach but that would reasonably be expected to place the parties in a public controversy that offends large segments of the general public or brings scorn and ridicule on either party.

4.4 Quality of Products.  In addition to, and not in lieu of, any other requirements under this Agreement, (a) all Licensed Products that use Licensed Materials shall be of such quality as will, in Licensor’s reasonable judgment, protect and enhance the goodwill, image and reputation adhering to the Licensed Materials, and (b) all products of Licensor that use the Assigned Trademarks shall be of such quality as will, in Licensee’s reasonable judgment, protect and enhance the goodwill, image and reputation adhering to the Assigned Trademarks.

4.5 Cooperation.  Licensee and Licensor shall each cooperate with the other, in a commercially reasonable manner, to permit the other to ascertain that the Licensed Products that use Licensed Materials or products of Licensor that use the Assigned Trademarks, as applicable, meet the applicable quality standards.  Such cooperation shall include, without limitation:  promptly providing the other party, upon request, with all material communications from third parties regarding the quality of the Licensed Products or products using the Assigned Trademarks, as applicable; providing the other party, as applicable, with names and addresses of vendors and suppliers producing Licensed Products or components thereof to be sold under a Licensed Trademark or producing products or components thereof to be sold under an Assigned Trademark; and providing the other party, as applicable, with access to product packaging and distribution facilities for such Licensed Products or products for reasonable inspection by Licensor or Licensee.

4.6 Cessation of Licensed Product Sales; Recall.

(a) Licensor shall have the right to request that Licensee immediately cease selling a Licensed Product that uses Licensed Materials or Specialty Product or to revise or cease use of any or all New Campaign Materials, and Licensee shall promptly comply, upon written notice to Licensee if the condition of such Licensed Product, Specialty Product or New Campaign Materials could reasonably be expected to materially and adversely affect Licensor’s business or reputation or if there is a reasonable basis for believing that the affected product or category of products poses a danger to person or property.  If Licensee has a reasonable basis for disagreeing that the recall of such product or material is necessary or prudent, Licensee shall promptly notify Licensor in writing, and the parties shall submit the product or products to an independent third party for testing, analysis or review.

(b) Licensee shall have the right to request that Licensor immediately cease selling any product that uses the Assigned Trademarks, and Licensor shall promptly comply, upon written notice to Licensor if the condition of such product could reasonably be expected to materially and adversely affect the Business of Licensee or Licensee’s reputation or if there is a reasonable basis for believing that the affected product or category of products poses a danger to person or property.  If Licensor has a reasonable basis for disagreeing that the recall of such product or material is necessary or prudent, Licensor shall promptly notify Licensee in writing, and the parties shall submit the product or products to an independent third party for testing, analysis or review.

(c)  If either party, as applicable, wishes to resume sale of a recalled product, the other party shall have the right to approve such resumption.

4.7 Samples.  Upon request by the other party, Licensee shall submit to Licensor specimens of any and all New Products and New Campaign Materials, and Licensor shall submit to Licensee specimens of any and all products using the Assigned Trademarks.  If Licensor or Licensee discovers any improper use of the Licensed Materials or Assigned Trademarks, respectively, in any such submission, Licensee or Licensor, as applicable, shall remedy its improper use immediately upon written notice.

4.8 Inspections.  Licensee and Licensor shall cooperate, in a commercially reasonable manner, to ensure that the quality standards applicable to Licensed Products or products using the Assigned Trademarks are met by permitting the party requesting access and its agents, subject to a mutually acceptable confidentiality agreement, to inspect all manufacturing and other facilities related to the manufacture of such products, no more than once per calendar year, during normal working hours, upon reasonable written notice to the other party of no less than five (5) Business Days, and then, only to the extent that Licensee or Licensor, as applicable, is authorized to provide such access and subject to all applicable safety rules and regulations governing such manufacturing and other facilities.

4.9 Standards Compliance.  If Licensee or Licensor publicly states that any Licensed Product or product using the Assigned Trademarks, respectively, is compliant with any applicable industry standard, the party making the public statement shall ensure that such product is fully compliant with all mandatory requirements of such standard.

ARTICLE V.
NEW PRODUCTS AND CAMPAIGNS

5.1 Right to Create New Products.  Licensee shall have the right to create, design, manufacture, distribute and sell New Products and Specialty Products subject to the restrictions and procedures set forth in this Article V.

(a) Definitions.

(i) “New Campaign Materials” means any catalog, advertising or other marketing material in any media or format that uses the Licensed Materials or promotes Licensed Products to the general public, but not including web pages that are part of the Licensee Websites.

(ii) “New Licensed Product” means a new product that is not substantially similar to an existing Licensed Product and that uses Licensed Materials.

(iii) “New Non-Licensed Product” means a new product that is not substantially the same as an existing Licensed Product and that does not use Licensed Materials.

(iv) “New Product” means any New Licensed Product, New Non-Licensed Product or an extension of a Specialty Product that differs significantly from the Specialty Product.

(v) “Specialty Products” means those categories of products listed on Exhibit K that are sold by Licensee as of the Effective Date so long as they do not use the Licensed Materials.

(b) Licensee shall have the right, without notice to Licensor, to create, design, manufacture, distribute and sell Specialty Products and extensions thereof that do not differ significantly therefrom and that are not associated in any way with any Competitor or Prohibited Activity.  A Specialty Product that is sold through the Proprietary Consumer Channels shall be subject to the Quality Guidelines.  Subject to the terms and conditions of this Article V, Licensee shall have the right to create, design, manufacture, distribute and sell New Products and New Campaign Materials so long as such product or material is not competitive and does not involve any Prohibited Activity.  For purposes of this Article V, a product is “competitive” if it (i) could reasonably be deemed a Training-Oriented Product or Training-Oriented Service, (ii) uses any Trademarks of Day Runner or Day-Timer, or (iii) uses the Intellectual Property of a Competitor.  The parties agree that the written agreement with Jean Chatzky effective May 22, 2008 that is to be assigned to Licensee pursuant to the Asset Purchase Agreement and further described on Exhibit U shall not be deemed to violate this Agreement.

5.2 Notice of Plans to Release New Products.  When Licensee has developed reasonably definite plans to introduce or release any New Product, Licensee shall notify Licensor of such plans in writing.  Such notice shall include (a) a complete description of the product, (b) whether the product is a New Licensed Product, New Non-Licensed Product, or an extension of a Specialty Product that differs significantly from the Specialty Product, (c) the expected time frame for the release of the New Product, and (d) if Licensee in good faith believes that the parties may differ on whether the New Product would be deemed competitive or would involve any Prohibited Activity, then also a complete description of why Licensee believes the New Product is not competitive and would not involve any Prohibited Activity.  Once released by Licensee, a New Licensed Product shall be deemed a Licensed Product for all purposes.

5.3 Comment Rights for New Campaign Materials.  When Licensee has developed reasonably definite plans to release any New Campaign Materials, Licensee shall provide Licensor a version of such materials in substantially final form.  Licensor shall have the right to make comments about and recommend changes to all New Campaign Materials, which comments and recommendations Licensee shall consider in good faith.  Licensor shall promptly provide its comments and recommendations.

5.4 Approval Rights.  If, after reviewing Licensee’s plans for New Products as required in Section 5.2, Licensor decides that a proposed New Product may be competitive or may be inconsistent with the values promoted by Licensor and its brands, Licensor may at its option request additional information, including the information required in Section 5.2, about such New Product prior to release.  If Licensor determines in good faith that any New Product or New Campaign Material is competitive or is inconsistent with the values promoted by Licensor and its brands, Licensor may refuse to approve the release of such New Product in its sole discretion.

5.5 Licensor Access to New Products.  Licensee shall supply Licensor with all approved New Products subject to the terms and conditions of the Supply Agreement.  Unless limited by an agreement between Licensee and its vendors, Licensor may market, distribute and sell any approved New Product to any customer and in any channel other than the Licensed Channels.  Without limiting the generality of the previous sentence, Licensor may sell such products to its Organizational Clients, to corporate customers in the corporate training market and through its International Licensees according to the terms and conditions of this Agreement and subject to Licensee’s agreements.

5.6 Licensee Approval of Assigned Trademark Use.  Prior to any use or exploitation by Licensor of any products bearing one or more Assigned Trademarks, Licensor shall submit to Licensee at least one representative specimen of such product for approval by Licensee, which approval shall not be unreasonably withheld.  Unless the parties agree to a shorter period based upon exceptional circumstances, Licensee shall have ten (10) Business Days to review and approve any such product specimen.  If Licensee fails to respond within such ten (10) Business Day period, such product specimen shall be deemed to have been approved.

ARTICLE VI.
ROYALTIES

6.1 Royalty Rate.  Commencing on the Effective Date and expiring on the ninety-ninth (99th) year anniversary thereof, Licensee shall pay Licensor as a royalty the following amount (“Royalties”) for each fiscal year of Licensee:  30% of the amount of EBITDA of Licensee in excess of $13,000,000 each year, up to a maximum per year of $1,250,000.

(a) If Licensee sells or otherwise divests a portion of the business to which this Agreement relates, the Royalties shall be recalculated as follows:

(i) The parties shall calculate a reset ratio (the “Reset Ratio”) equal to 1.00 minus the quotient of (A) the EBITDA of the portion of the business that is being sold or divested over the trailing 12-month period divided by (B) the total EBITDA of Licensee for the same trailing 12-month period.

(ii) The parties shall determine the minimum sales threshold (the “Reset EBITDA Threshold”) by multiplying the Reset Ratio by $13,000,000.

(iii) The parties shall determine the maximum royalties (the “Reset Royalties Maximum”) by multiplying the Reset Ratio by $1,250,000.

(b) Beginning on the date on which the sale or divestiture is completed or such other date as the parties may agree, Licensee shall pay Royalties equal to 30 percent of EBITDA of Licensee in excess of the Reset EBITDA Threshold each year, up to a maximum of the Reset Royalties Maximum.

6.2 Royalty Payments and Reports.  Royalty payments shall be due and payable within forty-five (45) days after the closing of Licensee’s books for the immediately preceding fiscal year in which the Royalties are earned.  All payments of Royalties shall be made to Licensor in United States dollars, with all amounts converted to dollars as provided by GAAP consolidation standards.  Such Royalty payment shall be accompanied by a written report setting forth the calculation of EBITDA for the fiscal year then ended and certified by the Chief Financial Officer or Chief Executive Officer of Licensee as being accurate and in compliance with GAAP consistently applied.  The receipt and acceptance by Licensor of any such report or of any Royalties paid shall not preclude Licensor from questioning the correctness thereof and in the event any uncontested mistakes or inconsistencies are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment made by Licensee.

6.3 Records; Audit.  To assure compliance with the payment and reporting requirements of this Agreement, Licensor or Licensee, as applicable, through their independent auditors or agents, and subject to a non-disclosure agreement, may, upon no less than five (5) Business Days’ written notice, inspect the other party's applicable records at their own expense from time to time, and no more frequently than annually.  In the event any inspection of such party’s records indicates an underpayment by an amount equal to or greater than five percent (5%) of any amounts due hereunder, such party shall promptly reimburse the other party for all reasonable expenses associated with such inspection along with the deficient amounts and interest calculated thereon at a simple annual rate of ten percent (10%).

Each party shall also undertake, at its own expense, an annual audit of such applicable records by a certified public accounting firm of national reputation satisfactory to the other party and shall provide such other party with the findings thereof within thirty (30) days after the closing of such party’s books upon fiscal year end.  Each party shall maintain, or cause to be maintained, all records necessary to confirm that payments and reporting requirements under this Agreement were properly made.

6.4 Licensee Option.

(a) If Licensee enters into and completes a Licensee Change of Control transaction as provided in Section 7.3, Licensee shall have the right but not the obligation as provided in this Section 6.4 to convert the license granted in Section 2.1 into a fully-paid up license, provided that all other terms and conditions relating to the rights granted in Section 2.1 shall continue in full force and effect (the “Royalty Buy-Out Option”).  Licensee may exercise the Royalty Buy-Out Option by providing written notice of its intent to do so at least five (5) Business Days prior to the closing of a Licensee Change of Control transaction and by paying the fee as provided herein (the “Option Fee”) at the time of the closing of the Licensee Change of Control transaction.  The Option Fee shall be the sum of: (i) the Royalties payable by Licensee for the prorated portion of the then-current fiscal year and (ii) the product of the Royalties paid by Licensee for the trailing 12-month period multiplied by the multiple of EBITDA used by the purchaser to value Licensee.

(b) If Licensee enters into and completes a transaction that would constitute a Licensee Change of Control but for the fact that the transaction involves only a division or other portion of Licensee which is smaller than the size specified for a Licensee Change of Control, and that fully complies with all of the terms and conditions of this Agreement, Licensee shall have the right but not the obligation as provided in this Section 6.4 to reduce permanently the payments required by Licensee under this Article VI, provided that all other terms and conditions relating to the rights granted in Section 2.1 shall continue in full force and effect (the “Partial Royalty Buy-Out Option”).  Licensee may exercise a Partial Royalty Buy-Out Option with respect to a division or other portion of Licensee by: (i) obtaining written consent from Licensor to assign or sublicense a portion of the rights granted under this Agreement, which consent shall not be unreasonably withheld; (ii) providing written notice of its intent to exercise the Partial Royalty Buy-Out Option at least five (5) Business Days prior to the closing of such transaction; and (iii) paying the fee as provided herein (the “Partial Option Fee”) at the time of the closing of the transaction.  The Partial Option Fee shall be the sum of:  (A) the Royalties payable by Licensee for the prorated portion of the division or portion of Licensee to be sold for the then-current fiscal year and (B) the product of the Royalties paid by Licensee for the trailing 12-month period that are attributable to the division or portion of Licensee which is subject to the transaction multiplied by the multiple of EBITDA used by the purchaser to value the division or portion of Licensee which is subject to the transaction.  If Licensee elects not to exercise the Partial Royalty Buyout Option, Licensor may require, as a condition to consenting to the assignment or sublicense of rights under this Agreement, that the purchaser of the division or other portion of Licensee exercise the Partial Royalty Buy-Out Option or enter into a royalty agreement with Licensor with respect to the acquired division or portion on terms comparable to the terms contained in this Agreement.

(c) For purposes of calculating the multiple of EBITDA used by the purchaser to value Licensee or a division or portion of Licensee in 6.4(a) and 6.4(b), the parties shall use the multiple used by the purchaser to value Licensee or the division or portion of Licensee; provided, however, that if the purchaser uses a valuation method that does not state a multiple of EBITDA, the parties shall calculate the multiple by dividing the purchase price by EBITDA in the corresponding trailing 12-month period.  If the transaction involves consideration other than cash paid to Licensee, including without limitation any option, grant, earn-out, future payment or assumption of debt, the multiple shall include the fair market value of all such consideration in addition to all cash consideration.

(d) Licensor agrees that it shall accept the Option Fee or Partial Option Fee in the same form of consideration as the consideration received by Licensee in the Licensee Change of Control transaction or in the transaction for the division or portion of Licensee, as applicable, so long as the forms of consideration contain substantially identical rights and are provided in substantially identical proportion to the consideration received by Licensee.  Licensee agrees that, as an express condition to the right to exercise the Royalty Buy-Out Option or Partial Royalty Buy-Out Option, Licensee shall have the obligation to deliver to Licensor the Option Fee or Partial Option Fee in substantially identical forms of consideration and in substantially identical proportion to the consideration received by Licensee in the transaction giving rise to the Licensee’s option under this Section 6.4.

ARTICLE VII.
GOVERNANCE, LICENSEE CHANGE OF CONTROL

7.1 Relationship Managers.  For a period of two (2) years after the Effective Date, each of Licensee and Licensor shall appoint a relationship manager who shall serve as its primary point of contact for the other in all matters relating to this Agreement (a “Relationship Manager”).  The Relationship Managers shall participate in regular meetings to review the parties’ performance hereunder, to review the product plan of Licensee and other Licensed Entities for Licensed Products, to resolve any issues arising out of the rights granted to, and obligations undertaken by, the parties hereunder, including any issues relating to Quality Guidelines, and to otherwise manage the parties’ relationship under this Agreement.

7.2 Strategic Relationship Committee.  For a period of two (2) years after the Effective Date, which period may be extended by mutual consent of the parties for additional one-year periods, each of Licensor and Licensee shall appoint at least two senior executives to a joint strategic relationship committee (the “Strategic Relationship Committee”).  The Strategic Relationship Committee shall meet at least twice a year, in person, once at Licensor’s offices in Utah and once at Licensee’s offices to be designated by Licensee, or by videoconference.  Among other things, as mutually agreed by the parties, the Strategic Relationship Committee shall be responsible for resolving disputes on an informal basis.

7.3 Licensor Right of First Negotiation.  As soon as practicable and in any event within five (5) days after Licensee is notified of or learns that it has received a serious expression of interest to consider a Licensee Change of Control transaction from any third party other than a Competitor or Prohibited Party (a “Permitted Offeror”), Licensee shall notify Licensor in writing of such indication of interest.  Licensor shall have fifteen (15)

Business Days from the date of such notice to notify Licensee in writing that it will enter into exclusive negotiations with Licensee for a Licensee Change of Control transaction with Licensee.  Upon receipt of such written notice from Licensor, the parties shall engage in exclusive, good faith discussions regarding a possible Licensee Change of Control transaction by Licensor for a period of at least forty-five (45) days unless, as a result of a bona fide requirement imposed on Licensee by the Permitted Offeror, a shorter period is necessary, in which case for the period of time required to comply with the condition of the Permitted Offeror’s offer but in no event shorter than fifteen (15) Business Days (the “Negotiation Period”).  If Licensor fails to provide written notice to Licensee within the required fifteen (15) day response period or if the parties fail to agree in principle to a Licensee Change of Control transaction within the Negotiation Period, Licensee may thereafter negotiate and/or enter into a final, binding agreement with respect to a Change in Control transaction with the Permitted Offeror or a wholly owned subsidiary of the Permitted Offeror, provided, however, the Licensee shall not enter into any agreement for a Licensee Change of Control transaction on terms equal to or less favorable to Licensee than the final written offer, if any, made by Licensor.  If Licensee is notified of or learns that it has received a serious expression of interest to consider a Licensee Change of Control transaction from any additional third party other than a Competitor or Prohibited Party or if the Permitted Offeror materially alters the terms of its offer to the detriment of Licensee, Licensee shall notify Licensor as provided in the first sentence of this Section 7.3 and shall follow all the procedures set forth herein.

ARTICLE VIII.
EFFECTIVENESS, TERM AND TERMINATION

8.1 Effectiveness; Term.  This Agreement shall become effective immediately upon the closing of the transactions contemplated in the Asset Purchase Agreement, which shall be the date first set forth above (the “Effective Date”), and shall continue in full force and effect unless and until terminated as provided in this Article VIII.

8.2 Termination for Cause.

(a) Each party shall have the right to terminate this Agreement in the event of a Material Breach that is not cured within ninety (90) days after the non-breaching party provides written notice to the other party of the breach, provided, however, that the running of the ninety (90) day period shall stop if, during such ninety (90) day period, either party elects to commence non-binding arbitration as provided in Section 12.7(d) with respect to whether (i) a Material Breach has occurred under this Agreement or (ii) any Material Breach that has occurred has been cured.  Immediately upon the delivery of the written opinion of the arbitrator, if unfavorable to the breaching party, the running of the ninety (90) day cure period shall resume and shall expire at the end of the 90th day so counted or at the end of the 10th Business Day after the ninety (90) day cure period resumed, whichever is later.  A party may exercise its option to use non-binding arbitration only once for each alleged Material Breach.

(b) Licensor may terminate this Agreement effective immediately upon written notice by Licensor if Licensee enters into a binding agreement for a Licensee Change of Control transaction that is (i) in breach of Sections 7.3 or 12.1, or (ii) to a Competitor or a Prohibited Party.

8.3 Partial Termination.  If Licensee releases any product or marketing material that, as a result of Licensee’s involvement with any Prohibited Party, has a material adverse effect on the Business of Licensee or on the business of Licensor in any particular geographic area, product category or channel partner, Licensor shall have the right to amend Exhibits A, C, E and F to terminate Licensee’s rights under this Agreement with respect to the particular geographic area, product category or channel partner thus affected, provided that Licensor shall have no rights to amend such exhibits under this Section 8.3 for the effect of any New Products or New Campaign Materials released in compliance with all of the terms and conditions of Article V.  Licensor shall provide Licensee with ninety (90) days’ written notice of its intent to exercise its rights under this Section 8.3.  The amended Exhibit or Exhibits shall become effective at the end of such ninety (90) day period unless the material adverse effect is cured prior to that date.  At any time during the ninety (90) day period, a party may elect to commence non-binding arbitration as provided in Section 12.7(d) with respect to whether (i) the alleged breach by Licensee gives rise to the right of partial termination or (ii) the material adverse affect has been cured.  The running of the ninety (90) day period shall stop if and when a party elects to commence non-binding arbitration.  Immediately upon the delivery of the written opinion of the arbitrator, if unfavorable to Licensee, the running of the ninety (90) day cure period shall resume and shall expire at the end of the 90th day so counted or at the end of the 10th Business Day after the ninety (90) day cure period resumed, whichever is later.  A party may exercise its option to use non-binding arbitration only once for each incident or series of related incidents giving rise to a claim for partial termination.

8.4 Effects of Termination.

(a) For Cause by Licensor.  Upon termination of this Agreement by Licensor in accordance with Section 8.2 or otherwise upon expiration of this Agreement, all rights and licenses granted to Licensee hereunder (including any Sublicense Agreements executed pursuant hereto) shall immediately terminate, and Licensee and any Licensed Entities, as applicable, subject to the rights granted in Sections 8.5 and 8.6, shall cease all use of the Licensed Materials, including any variations used in domain names and Internet Search Terms that are confusingly similar to the Licensed Trademarks or are derivative works of the Licensed Copyrights.  Notwithstanding the foregoing, Licensee may use the Licensed Materials or Assigned Trademarks, as applicable, for historical reference, including to keep records and other historical or archived documents (including customer contracts and marketing materials) containing or referencing the Licensed Trademarks.  Termination of this Agreement by Licensor in accordance with Section 8.2 shall be without prejudice to any other right or remedy under this Agreement or applicable law.  The license granted to Licensor in Section 2.12 shall convert to a fully paid-up, perpetual license upon termination of this Agreement for cause by Licensor in accordance with Section 8.2.

(b) For Cause by Licensee.  Upon termination of this Agreement by Licensee in accordance with Section 8.2 or otherwise upon expiration of this Agreement, all rights and licenses granted to Licensor hereunder (including any Sublicense Agreements executed pursuant hereto) shall immediately terminate, and Licensor shall cease all use of the Assigned Trademarks.  Notwithstanding the foregoing, Licensor may use the Assigned Trademarks for historical reference, including to keep records and other historical or archived documents (including customer contracts and marketing materials) containing or referencing the Assigned Trademarks.  Termination of this Agreement by Licensee in accordance with Section 8.2 shall be without prejudice to any other right or remedy under this Agreement or applicable law.  The license granted to Licensee in Section 2.1 shall convert to a royalty-free, perpetual license upon termination of this Agreement for cause by Licensee in accordance with Section 8.2.

8.5 Termination Inventory.

(a) Within thirty (30) days after the expiration or termination of this Agreement which is not the subject of a dispute resolution process of the parties, Licensee shall prepare and deliver to Licensor a written summary of Licensed Products remaining in inventory, including a complete and accurate schedule as of the date of expiration or termination of all completed Licensee Products on hand, work in process; and all packaging materials, advertising and promotional materials and other documents or items that bear the Licensed Materials in Licensee’s possession or control or in the process of manufacture for Licensee.

(b) Within thirty (30) days after the expiration or termination of this Agreement, Licensor shall prepare and deliver to Licensee a written summary of products using the Assigned Materials remaining in inventory, including a complete and accurate schedule as of the date of expiration or termination of all such completed products on hand, work in process; and all packaging materials, advertising and promotional materials and other documents or items that bear the Assigned Trademarks in Licensor’s possession or control or in the process of manufacture for Licensor.

(c) Each party shall have the option, exercisable within ten (10) days after receipt of the written inventory received from Licensee or Licensor, as applicable, to purchase all or any portion of the items in the inventory of the other party for a purchase price equal to the other party’s cost.  Such party shall deliver to the other party the items in the inventory to be purchased, within five (5) days after receipt of notice exercising its option to purchase, and the purchasing party shall pay the purchase price within thirty (30) days after receipt of all items purchased.

8.6 Termination Inventory Sales.  For a period of six (6) months after the expiration of a party’s option to purchase inventory under Section 8.5, the other party may sell finished Licensed Products and products using the Assigned Trademarks, as applicable, remaining in inventory or finished work in process in the remaining inventory, on a non-exclusive basis, in accordance with all of the terms of this Agreement, including compliance with the Quality Guidelines.  Any items in the inventory not sold and remaining after the selling period provided for in this Section 8.5 shall be delivered to the other party, disposed of, or destroyed in accordance with the other party’s written instructions.

8.7 Survival.  The following provisions of this Agreement shall survive termination of this Agreement for any reason:  Articles I, VIII, IX, X, XI, and XII and Sections 2.22 and  2.23.  Termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

ARTICLE IX.
INDEMNIFICATION

9.1 Indemnification by Licensee.  Subject to the limitations set forth in Section 10.2, Licensee shall, at its own expense, indemnify, defend, and hold harmless Licensor and its Affiliates, and their respective officers, directors, employees and representatives from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third-party claim with respect to:

(a) Licensed Products, including any claim alleging product liability, injury to property or Person or infringement of Intellectual Property Rights (except to the extent that Licensor is obligated to provide indemnification for such infringement claim under Section 9.2(a));

(b) use of any Licensed Trademark by Licensee or any Sublicensed Entity (except (i) to the extent that Licensor is obligated to provide indemnification for such claim under Section 9.2(a) and (ii) to the extent the Sublicensed Entity is an Existing Sublicensed Entity and the act or acts giving rise to indemnification were not reasonably foreseeable);

(c) any breach of this Agreement (or any applicable Sublicense Agreement) by Licensee or by any New Sublicensed Entity;

(d) any breach of this Agreement (or any applicable Sublicense Agreement) by any Existing Sublicensed Entity if such breach is reasonably foreseeable; and

(e) any material violation by Licensee of a domestic or international law or regulation relating to relating to consumer privacy or communication with consumers through e-mail.

9.2 Indemnification by Licensor.  Subject to the limitations set forth in Section 10.2, Licensor shall, at its own expense, indemnify, defend, and hold harmless Licensee and its Affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third-party claim with respect to:

(a) Licensee’s alleged infringement of third-party copyright or trademark rights arising from Licensee’s Display or other commercial exploitation of registered Licensed Trademarks or Licensed Copyrights in the Licensed Territory except to the extent that such infringement arises from Licensee’s non-compliance with Licensor’s requirements for Display of the Licensed Trademarks or from any Licensed Trademark or Licensed Copyright that is licensed to Licensor by a third party;

(b) use of any Assigned Trademark or Licensed Copyright by Licensor or any Sublicensed Entity (except to the extent that Licensee is obligated to provide indemnification for such claim under Section 9.1(a));

(c) any breach by Licensor of this Agreement; and

(d) any material violation by Licensor of a domestic or international law or regulation relating to relating to consumer privacy or communication with consumers through e-mail.

9.3 Procedures.  The party seeking to be indemnified pursuant to this Article IX (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only (a) if it gives written notice to the party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any claims, suits or proceedings by third parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (b) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters.  Notwithstanding the foregoing, the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.  Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses and to mitigate damages.

ARTICLE X.
REPRESENTATIONS, LIMITATION OF WARRANTY AND LIABILITY

10.1 Warranties.

(a) Exhibit A sets forth, as of the date hereof, an accurate and complete list of the Licensed Trademarks.

(b) Except as set forth in Exhibit S, to Licensor’s Knowledge, the registered Licensed Trademarks are valid and enforceable.  To Licensor’s Knowledge, Licensor has received no notice or claim challenging or questioning the validity or enforceability of the Licensed Trademarks.

(c) Except as set forth in Exhibit S, Licensor has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to the material registered Licensed Trademarks.

(d) Except as set forth in Exhibit S, to Licensor’s Knowledge, none of the registered Licensed Trademarks infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of any Intellectual Property Rights of any third party which could reasonably be expected to have a material adverse effect, and, except as set forth in Exhibit S, to Licensor’s Knowledge, Licensor has not received any notice or claim asserting that any such infringement, misappropriation, violation, dilution or unauthorized use is occurring or has occurred, nor is there any reasonable basis therefor, which could reasonably be expected to have a material adverse effect.  No Licensed Materials is subject to any outstanding order, judgment, decree or stipulation restricting the use thereof by Licensor.  To Licensor’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Licensed Trademark which could reasonably be expected to have a material adverse effect.

(e) EXCEPT AS SET FORTH IN THIS SECTION 10.1, LICENSOR HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, TITLE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO THE LICENSED MATERIALS OR OTHERWISE.

10.2 Damages.

(a) NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, LICENSORS, SUPPLIERS OR OTHER REPRESENTATIVES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE LIABILITY, OR LIABILITY FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, DIMINUTION IN VALUE, OR LOSS OF GOODWILL ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED MATERIALS, EVEN IF THE OTHER PARTY IS EXPRESSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b) IF LICENSOR OR ANY OF ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES (EACH A “LICENSOR PARTY” AND COLLECTIVELY THE “LICENSOR PARTIES”), IS HELD OR FOUND TO BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES (EACH A “LICENSEE PARTY” AND COLLECTIVELY THE “LICENSEE PARTIES”), FOR ANY MATTER RELATING TO OR ARISING FROM A BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT (A ”GLOBAL CAP LOSS”), WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, THE AMOUNT OF DAMAGES RECOVERABLE, IN THE AGGREGATE, FROM THE LICENSOR PARTIES WILL NOT EXCEED $3,200,000 MINUS THE SUM OF (I) THE AGGREGATE AMOUNT OF GLOBAL CAP LOSSES ARISING UNDER THIS AGREEMENT AND PAID BY ANY LICENSOR PARTY TO ANY LICENSEE PARTY, AND (II) THE AGGREGATE AMOUNT OF ANY LIABILITIES FOR DAMAGES ARISING FROM A BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN ANY ANCILLARY AGREEMENT PAID BY ANY LICENSOR PARTY TO ANY LICENSEE PARTY.

(c) IF ANY LICENSOR PARTY IS HELD OR FOUND TO BE LIABLE TO ANY LICENSEE PARTY FOR ANY MATTER RELATING TO OR ARISING FROM A BREACH OF ANY COVENANT OR AGREEMENT CONTAINED IN THIS

AGREEMENT, OTHER THAN A BREACH OF REPRESENTATION OR WARRANTY OR A PROMISE TO PAY FOR SERVICES DELIVERED AND SUBJECT TO SECTION 10.2(f) (A “COMMERCIAL LOSS”) WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, THE AMOUNT OF DAMAGES RECOVERABLE FROM THE LICENSOR PARTIES WILL NOT EXCEED $500,000 FOR EACH INCIDENT OR SERIES OF RELATED INCIDENTS GIVING RISE TO SUCH LIABILITY, PROVIDED THAT THIS SECTION 10.2(c) SHALL NOT APPLY TO ANY CLAIM ARISING FROM A BREACH OF SECTION 2.22 OF THIS AGREEMENT.

(d) IF ANY LICENSEE PARTY IS HELD OR FOUND TO BE LIABLE TO ANY LICENSOR PARTY FOR ANY MATTER RELATING TO OR ARISING FROM A COMMERCIAL LOSS, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, NEGLIGENCE, TORT OR OTHERWISE, THE AMOUNT OF DAMAGES RECOVERABLE FROM THE LICENSEE PARTIES WILL NOT EXCEED $500,000 FOR EACH INCIDENT OR SERIES OF RELATED INCIDENTS GIVING RISE TO SUCH LIABILITY, PROVIDED THAT THIS SECTION 10.2(d) SHALL NOT APPLY TO ANY CLAIM ARISING FROM A BREACH OF SECTION 2.23 OF THIS AGREEMENT.

(e) NEITHER PARTY SHALL HOLD THE OTHER PARTY LIABLE FOR ANY COMMERCIAL LOSS THAT ARISES AS A RESULT OF THE PERFORMANCE OF A THIRD PARTY TO WHOM A PARTY HAS REASONABLY DELEGATED ITS DUTIES UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LOSS RESULTING FROM THE HOSTING OR MAINTENANCE OF THE LICENSOR WEBSITE BY A THIRD PARTY, UNLESS SUCH LOSS ARISES AS A RESULT OF THE DELEGATING PARTY’S WILLFUL MISCONDUCT OR FRAUD.  EACH PARTY HEREBY WAIVES ANY CLAIM AGAINST THE OTHER PARTY ARISING FROM SUCH A COMMERCIAL LOSS, AND AGREES TO COOPERATE IN GOOD FAITH TO SEEK RECOVERY AGAINST THE THIRD PARTY.

(f) THE PROVISIONS OF SECTIONS 10.2(b), (c) AND (d) SHALL NOT APPLY TO ANY CLAIM BY ONE PARTY TO ENFORCE A PROMISE BY THE OTHER PARTY TO PAY FOR SERVICES OR RIGHTS PROVIDED PURSUANT TO THIS AGREEMENT OR PURSUANT TO ANY ANCILLARY AGREEMENT, INCLUDING WITHOUT LIMITATION THE PROMISE TO PAY ROYALTIES PURSUANT TO ARTICLE VI OF THIS AGREEMENT, THE PROMISE TO MAKE PAYMENTS IN EXCESS OF THE 1% CAPS IN SECTION 2.22 OF THIS AGREEMENT, THE PROMISES OF EACH PARTY TO MAKE PAYMENTS TO THE OTHER PARTY FOR GOODS PROVIDED PURSUANT TO THE SUPPLY AGREEMENT, AND THE PROMISE BY LICENSEE TO MAKE PAYMENTS TO LICENSOR FOR SERVICES PROVIDED UNDER THE SHARED SERVICES AGREEMENT.

ARTICLE XI.
CONFIDENTIAL INFORMATION

11.1 Definition.  “Confidential Information” means all information disclosed by one party (the “Discloser”) to any other party (the “Recipient”) (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential.  Confidential

Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser, as evidenced by a contemporaneous writing; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient, as evidenced by a contemporaneous writing.

11.2 Restrictions on Use.  The Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement.  The Recipient shall take all reasonable measures to protect the confidentiality of the other party’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance.  Notwithstanding the foregoing, the Recipient may disclose the other party’s Confidential Information (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein, and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that the Recipient shall give advance notice of such compelled disclosure to the other party, and shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure or use of the Confidential Information.

11.3 Nonsolicitation.  During the term of this Agreement, neither party shall, directly or indirectly, (a) solicit or hire, or assist any other Person in soliciting or hiring (i) any Person who is then, or within the previous twelve (12) month period was, employed by the other party or (ii) any Person who is then in the process of being recruited by Licensor, or (b) induce any such employee to terminate his or her employment with the other party.

ARTICLE XII.
MISCELLANEOUS

12.1 Assignment.  Subject to all of the terms and conditions of this Agreement, Licensee may assign this Agreement only as part of a Licensee Change of Control transaction permitted under Section 7.3, provided that Licensee shall not assign this Agreement to any Person that is a Competitor or a Prohibited Party.  Subject to all of the terms and conditions of this Agreement, Licensor may assign this Agreement (a) to a wholly owned subsidiary of Licensor, the parent corporation of Licensor, or an entity wholly owned by Licensor’s parent corporation or (b) to any entity that, as a result of a Licensor Change of Control transaction, is a successor in interest to Licensor, to Licensor’s parent corporation or to a wholly owned subsidiary of Licensor’s parent.  No attempted assignment of the Agreement by either party shall be effective unless and until the assignee expressly agrees in writing that it will assume all of the obligations of this Agreement and all of the material provisions of the Ancillary Agreements then in effect.  Except as provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by either party shall be null and void.  Any attempt by Licensee to assign this Agreement except as provided herein shall be void and shall be deemed a Licensee Change of Control.

12.2 Injunctive Relief.  The parties acknowledge that a breach of their obligations under this Agreement, would cause the non-breaching party irreparable damage.  Accordingly, each party agrees that in the event of such breach or threatened breach, in addition to remedies at law, the non-breaching party shall have the right to injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent breaching party’s violations of its obligations hereunder, in addition to any other remedy to which they may be entitled, at law or in equity.

12.3 Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.

12.4 Interpretation.  Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:  (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of Sections are provided for convenience only and shall not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed in each case by the phrase “without limitation”; (g) any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect from time to time; (h) any reference to an agreement, contract or other document as of a given date means the agreement, contract or other document as amended, supplemented and modified from time to time through such date; (i) ”$” and “Dollars” mean the lawful currency of the United States of America and any threshold set in Dollars herein shall be deemed to refer to the equivalent amount in any other currency, as the context may require; and (j) ”or” shall include the meanings “either” or “both.”

12.5 Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.6 Governing Law.  The domestic law, without regard to conflicts of laws principles, of the State of Utah will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.7 Consent to Jurisdiction.

(a) Each of the parties submits (and Licensee shall cause all Licensed Entities sublicensed hereunder irrevocably to submit on or prior to the execution of the relevant Sublicense Agreement) to the exclusive jurisdiction of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement or any Sublicense Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

(b) Licensee further agrees, and Licensee agrees to cause the Licensed Entities to agree, and Licensor further agrees, that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State Utah with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a).  In addition, Licensee irrevocably and unconditionally waives, and Licensee agrees to cause the Licensed Entities irrevocably and unconditionally to waive, and Licensor irrevocably and unconditionally waives, application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY SUBLICENSE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

(d) Either party may refer any of the disputes described in Section 8.2(a) and Section 8.3 as subject to possible arbitration to non-binding arbitration by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect.  The arbitrator shall deliver a written ruling on the disputed question or questions within one hundred twenty (120) days from the date on which the arbitration is commenced.  If either party disagrees with the opinion delivered by the arbitrator, such party may initiate litigation subject to all of the terms and conditions of this Agreement.  Notwithstanding the foregoing, nothing in this Section 12.7(d) shall limit a party’s right to bring any action for injunctive relief under Section 12.2 at any time.

12.8 Independent Contractors.  Each party is an independent contractor and neither party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other.  Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.

12.9 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) five business days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Licensee and Licensor will, unless another address is specified in writing, be sent to the address indicated below:

If to Licensor:	Franklin Covey Co.
2200 West Parkway Blvd.
Salt Lake City, Utah 84119
Attn: Bob Whitman
Facsimile No.: (801) 817-8069

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah 84010
Attn: Nolan S. Taylor
Facsimile No. (801) 933-7373

If to Licensee:	Franklin Covey Products, LLC
2250 West Parkway Blvd.
Salt Lake City, Utah 84119
Attn: Sarah Merz
Facsimile No.: (801) 817-8069

With a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, Utah 84101
Attn: John G. Weston
Facsimile No. (801) 257-1800

12.10 Publicity.  The parties shall use reasonable efforts to cooperate in issuing a joint press release upon execution of this Agreement and in issuing further press releases related to this Agreement.  If at any time disclosure regarding this Agreement is required under public reporting requirements of applicable securities laws and the parties are not able to agree on the content and manner of issuing such disclosure, Licensor will be authorized to issue a sole release.  Prior to issuing such a sole release, Licensor shall provide Licensee with an opportunity to review and comment on a draft of such release and will consider in good faith any comments that Licensee communicates in a timely fashion on such draft press release.

12.11 Complete Agreement.  This Agreement and all Exhibits and Schedules attached hereto and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.  Licensee acknowledges that Licensor has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

12.12 Signatures, Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

12.13 Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FRANKLIN COVEY CO.	FRANKLIN COVEY PRODUCTS, LLC

By:	/s/ Robert A. Whitman	By:	/s/ Sarah Merz
Name:	Robert A. Whitman	Name	Sarah Merz
Title:	Chairman and Chief Executive Officer	Title:	Chief Executive Officer and President